Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

CLOVIS ONCOLOGY, INC.,

EOS (ETHICAL ONCOLOGY SCIENCE) S.P.A.,

THE SELLERS LISTED ON EXHIBIT A HERETO,

and

SOFINNOVA CAPITAL V FCPR,

as the

SELLERS’ REPRESENTATIVE

Dated as of November 19, 2013

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3.24.	Books and Records.	40
3.25.	Bank Accounts	40
3.26.	Drug Regulatory Agency and Related Matters	40

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS		41

4.1.	Authorization.	42
4.2.	Title to the Shares	42
4.3.	Compliance with Other Instruments	42
4.4.	Consents and Approvals	42
4.5.	Litigation	43
4.6.	[Intentionally left blank].	43
4.7	No Broker.	43
4.8.	Accredited Investor.	43
4.9.	Acquisition for Investment.	43
4.10.	Disclosure	43
4.11.	Restricted Securities.	43
4.12.	No General Solicitation.	44

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		44

5.1.	Organization	44
5.2.	Authorization	45
5.3.	Compliance with Other Instruments.	45
5.4.	Compliance with Law	45
5.5.	Consents and Approvals.	45
5.6.	Litigation.	45
5.7.	No Broker	46
5.8.	SEC Filings.	46
5.9.	Limited Representations	46
5.10.	Buyer Common Stock.	46

ARTICLE VI. ADDITIONAL AGREEMENTS		47

6.1.	Conduct of Business by the Company	47
6.2.	Confidentiality	47
6.3.	Public Disclosure.	47
6.4.	[Intentionally left blank].	48
6.5.	Buyer Director.	48
6.6.	Covenant Not to Compete.	48
6.7.	Resignation of Statutory Auditors.	48
6.8.	Indemnification of Directors and Officers.	48
6.9.	Tax Matters.	49
6.10.	Development and Commercialization of the Development Products.	50
6.11.	Seller Release.	50
6.12.	Buyer Release.	51
6.13.	Further Assurances	52

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ARTICLE VII. INDEMNIFICATION		52

7.1.	Survival of Representations.	52
7.2.	Indemnification.	53
7.3.	Notice of Claims.	54
7.4.	Third Person Claims.	54
7.5.	Limitations on Indemnity; Payments Out of Subsequent Consideration.	55
7.6.	Remedies	56

ARTICLE VIII. MISCELLANEOUS		57

8.1.	Binding Effect; Assignment	57
8.2.	Notices	57
8.3.	Choice of Law.	59
8.4.	Entire Agreement; Amendments and Waivers.	59
8.5.	Counterparts	59
8.6.	Severability	59
8.7.	Headings	59
8.8.	Schedules	59
8.9.	No Third Party Beneficiaries.	59
8.10.	Specific Performance	60
8.11.	No Strict Construction	60
8.12.	Expenses	60
8.13.	Arbitration.	60

LIST OF EXHIBITS

Exhibit A	Sellers

Exhibit B	Escrow Agreement

Exhibit C	Registration Rights Agreement

Exhibit 2.3(a)(vi)	Non-Compete and Non-Solicit Persons

Exhibit 2.3(a)(x)	Resignation letter by the directors

Exhibit 2.3(b)(iv)	Debt Payoff Amount

Exhibit 2.3(b)(viii)	Form of Release Letter

Exhibit 2.3(c)	Transaction Consideration

Exhibit 6.6(a)	Non-Competition Items

Exhibit 6.8(a)	Indemnification Resolutions and Agreements

Schedule I	Closing Date Net Working Capital Example

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 19, 2013, is entered into by and among Clovis Oncology, Inc., a Delaware corporation (“Buyer”), EOS (Ethical Oncology Science) S.p.A., an Italian corporation (the “Company”), each of the persons listed on Exhibit A hereto (each, a “Seller” and together, the “Sellers”), and Sofinnova Capital V FCPR, acting in its capacity as the Sellers’ Representative in connection with the transactions contemplated by this Agreement (the “Sellers’ Representative”) (hereafter, Buyer, the Company, each Seller and the Sellers’ Representative shall sometimes be referred to as the “Parties”).

RECITALS

WHEREAS, the Sellers collectively own beneficially, and of record, all of the issued and outstanding capital stock of the Company (the “Shares”), consisting of Ordinary Shares (as defined below) and Preferred Shares (as defined below).

WHEREAS, the Parties desire that, upon the terms and subject to the conditions in this Agreement, Buyer shall purchase from the Sellers, and the Sellers shall sell to Buyer, the Shares held by the Sellers in exchange for the consideration set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

1.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person; as used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Outstanding Claims” has the meaning set forth in Section 2.7(b).

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means, with respect to any Person, any federal, state, local or other domestic or non-U.S. statute, law, ordinance, rule, regulation, order, arbitral decision, writ, injunction, judgment, award, decree, agency guidelines or other requirement of any Governmental Authority applicable to such Person or any of such Person’s property, assets, officers, directors, employees, consultants or agents.

“Benefit Plans” has the meaning set forth in Section 3.13(a).

“Bonus Agreements” shall mean the bonus letter agreements set forth on Schedule 1.1(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Milan, Italy are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble, except where there is an affirmative or negative obligation hereunder on behalf of Buyer, in which case “Buyer” shall mean collectively Buyer and its Subsidiaries (including after the Closing, the Group Companies).

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a)(i).

“Buyer Released Claims” has the meaning set forth in Section 6.12(b).

“Buyer Released Obligations” has the meaning set forth in Section 6.12(a).

“Buyer Released Parties” has the meaning set forth in Section 6.12(a).

“Buyer’s SEC Reports” shall mean any Current Report on Form 8-K filed by Buyer between January 1, 2013 and the date hereof, the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 of Buyer and any Quarterly Report on Form 10-Q for fiscal quarters ending thereafter and prior to the date hereof of Buyer, each as filed with the U.S. Securities and Exchange Commission.

“Cash” means all cash and cash equivalents.

“Claim Notice” has the meaning set forth in Section 7.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Balance Sheet” means an unaudited, consolidated balance sheet of the Group Companies as of 11:59 p.m., Italian time, on the Closing Date (without giving effect to the transactions contemplated by this Agreement), prepared in accordance with Italian GAAP, consistently applied.

“Closing Date Net Working Capital” means (A) the Group Companies’ total Current Assets as of 11:59 p.m., Italian time, on the Closing Date, minus (B) the Group Companies’ total Current Liabilities as of 11:59 p.m., Italian time, on the Closing Date (other than deferred Tax liabilities that reflect timing differences between book and tax accounting), in each case determined in accordance with Italian GAAP, consistently applied and applying the same accounting principles and methodologies used to prepare the Most Recent Balance Sheet; provided, however, when computing Closing Date Net Working Capital, the following adjustments shall be made: (a) Current Assets shall include any and all Cash of the Group Companies to the extent not already included as a Current Asset; (b) Current Liabilities shall include any and all Indebtedness of the Group Companies to the extent not already included as a Current Liability; and (c) Current Liabilities shall include any unpaid Transaction Expenses to the extent not already included as a Current Liability. Closing Date Net Working Capital shall be calculated in U.S. dollars using an exchange ratio of $1.35 per €1. Schedule I hereto sets forth an example of the calculation of Closing Date Net Working Capital as of September 30, 2013, derived from the Company’s consolidated September 30, 2013 balance sheet.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collaboration and License Agreement” means the Collaboration and License Agreement, dated September 28, 2012, by and between the Company and Servier, as amended to the date hereof, attached hereto as Schedule 1.1(c).

“Company” has the meaning set forth in the Preamble.

“Company Partner” has the meaning set forth in Section 3.26(b).

“Company Subsidiary” means EOS-CS (ETHICAL ONCOLOGY SCIENCE – CLINICAL STUDIES) S.r.l.

“Conclusive Net Working Capital Adjustment Statement” has the meaning set forth in Section 2.6(e).

“Conclusive Net Working Capital Statement” has the meaning set forth in Section 2.6(e).

“Confidential Information” has the meaning set forth in Section 6.2.

“Court Order” means any judgment, decision, consent decree, injunction, ruling or order of any federal, state, local or other domestic or non-U.S. court or Governmental Authority that is binding on any Person or its property.

“Covered Parties” has the meaning set forth in Section 7.2(a)(iii).

“Covered Person” has the meaning set forth in Section 6.8(a).

“Current Assets” means the consolidated account receivables, VAT tax receivables and other receivables of the Group Companies (but shall exclude withholding Tax receivables).

“Current Liabilities” means the consolidated Employee termination amount (TFR ex lege), trade payables, Tax payables, social security payables, payables for 2012 dividend payment to shareholders, other payables, MIP payables, and Stifel termination fee; provided, however, Current Liabilities shall not include Indebtedness, Transaction Expenses and amounts owed under Severance Agreements (to the extent not included in Transaction Expenses).

“D&O Tail” has the meaning set forth in Section 6.8(b).

“Damages” has the meaning set forth in Section 7.2(a)(i).

“Debt Payoff Amount” has the meaning set forth in Section 2.3(b)(iv).

“Deductible Amount” has the meaning set forth in Section 7.5(a).

“Default” means (a) any actual breach or default or (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default.

“Development Compound” means, for the purposes of Article III (including in the defined terms used therein), E-3810, as developed by the Group Companies prior to the Closing, and, for all other purposes hereunder, including with respect to Section 6.10, as developed by Buyer and its Affiliates following the Closing.

“Development Product” means any product containing the Development Compound.

“Disclosure Schedule” has the meaning set forth in Article III.

“Dispute Notice” has the meaning set forth in Section 2.8(g).

“Disputed Items” has the meaning set forth in Section 2.6(c).

“Drug Regulatory Agency” means the EMA, FDA or any other federal, state, local or non-U.S. governmental entity that is concerned with the safety, efficacy, reliability, manufacturing, labeling, marketing, or advertising of drug products.

“EMA” means the European Medicines Agency.

“EMA Milestone” has the meaning set forth in the definition of “EMA Subsequent Payment Date” in Section 1.1.

“EMA Subsequent Payment Amount” has the meaning set forth in Section 2.4(b).

“EMA Subsequent Payment Date” means the fifth (5th) Business Day following the date when the milestone payment from Servier (or its successors) associated with the Marketing Authorization Application filing with the EMA for the first indication of the Development Compound as per section 8.4(b) of the Collaboration and License Agreement is received by the Company or its Affiliates or designees under the Collaboration and License Agreement, the receipt of such milestone payment being the “EMA Milestone.”

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement or encumbrance, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future. For the avoidance of doubt, the foregoing shall not include licenses of or other grants of rights to use Intellectual Property.

“Environmental Claim” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation by any Governmental Authority, alleging potential presence or release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or release of, or exposure to, any Hazardous Materials.

“Environmental Laws” has the meaning set forth in Section 3.12.

“Escrow Account” has the meaning set forth in Section 2.7(a).

“Escrow Agent” has the meaning set forth in Section 2.7(a).

“Escrow Agreement” has the meaning set forth in Section 2.7(a).

“Escrow Amount” has the meaning set forth in Section 2.7(a).

“Escrow Earnings” has the meaning set forth in Section 2.7(c).

“Escrow Expiration Date” means the date that is twelve (12) months following the Closing Date.

“Estimated Cash Consideration” means $9,000,000 plus (a) the Estimated Net Working Capital Excess Amount set forth on the Estimated Net Working Capital Adjustment Statement, if any, minus (b) the Estimated Net Working Capital Deficiency Amount set forth on the Estimated Net Working Capital Adjustment Statement, if any.

“Estimated Net Working Capital” has the meaning set forth in Section 2.6(a).

“Estimated Net Working Capital Adjustment Statement” has the meaning set forth in Section 2.6(a).

“Estimated Net Working Capital Deficiency Amount” has the meaning set forth in Section 2.6(a).

“Estimated Net Working Capital Excess Amount” has the meaning set forth in Section 2.6(a).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 2.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” has the meaning set forth in Section 3.9.

“GAAP” means generally accepted accounting principles consistently applied over all relevant periods.

“Good Clinical Practices” means the then current standards for clinical trials for pharmaceuticals, as defined in the ICH Harmonised Tripartite Guideline For Good Clinical Practice E6(R1), together with such other requirements in the European Union as are specified in Directive 2001/20/EC and Directive 2005/28/EC relating to medicinal products for human use, and in guidance published by the European Commission pursuant to such Directives, and such standards of good clinical practice as are required by the regulatory authorities of the member countries of the European Union.

“Good Laboratory Practices” means the then current standards for non-clinical research studies, as are specified in Directive 2004/9/EC and Directive 2004/10/EC relating to good laboratory practice, and in guidance published by the European Commission pursuant to such Directives, and such standards of good laboratory practices as are required by the regulatory authorities of the member countries of the European Union.

“Good Manufacturing Practices” means the then current standards for the manufacture, processing, packaging, testing and holding of medicinal products, as specified in Directive 91/356/EEC, as amended by Directive 2003/94/EC, and 91/412/EEC respectively, and such standards of good manufacturing practices as are required by the regulatory authorities of the member countries of the European Union.

“Governmental Authority” means any court, administrative agency, regulatory body, commission or other governmental authority or instrumentality of the United States or any other country or any state, county, municipality or other governmental division of any country or any stock exchange.

“Group Companies” means the Company and the Company Subsidiary.

“Hazardous Materials” has the meaning set forth in Section 3.12.

“HSR Act” has the meaning set forth in Section 3.16.

“Indebtedness” means (without duplication), as to any Person, (a) all obligations for the payment of principal, interest, penalties, fees or other liabilities for borrowed money (including guarantees and notes payable) and collection costs thereof, incurred or assumed, (b) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (c) all indebtedness of third parties secured by an Encumbrance on property owned or acquired by such Person, (d) any obligation that, in accordance with Italian GAAP, would be required to be reflected as debt on the balance sheet of such Person, (e) liabilities in respect of any financial hedging arrangements, interest rate cap agreements, swap agreements or similar agreements, (f) liabilities under leases required to be capitalized on a balance sheet of such Person in accordance with Italian GAAP, (g) the deferred portion or installments of purchase price, and any amounts reserved for the payment of a contingent purchase price (including earn outs) in connection with the acquisition of any assets or business, and (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such Indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Instrument” has the meaning set forth in Section 2.8(c).

“Intellectual Property” means all of the following in all jurisdictions throughout the world: (i) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations or existing at common law in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, discoveries, improvements, ideas, know-how, formulas, methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, rules, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including models, methodologies, specifications, rules, procedures, processes and other confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Websites, domain names and applications and registrations pertaining thereto; (vii) all similar proprietary rights; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“Knowledge” of the Company or the Group Companies means the actual knowledge of Silvano Spinelli and Gabriella Camboni.

“Leased Real Property” has the meaning set forth in Section 3.5(c).

“MA Milestone” has the meaning set forth in the definition of “MA Subsequent Payment Date” in Section 1.1.

“MA Subsequent Payment Amount” has the meaning set forth in Section 2.4(c).

“MA Subsequent Payment Date” means the fifth (5th) Business Day following the date when the milestone payment from Servier (or its successors) associated with approval by the European Commission of the first Marketing Authorization for the first indication of the Development Compound as per section 8.4(b) of the Collaboration and License Agreement is received by the Company or its Affiliates or designees under the Collaboration and License Agreement (the receipt of such milestone payment being the “MA Milestone).”

“Majority” has the meaning set forth in Section 2.8(b).

“Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts (whether specific to the applicable party or generally applicable to multiple parties), violation, inaccuracy or other matter that has had, or would reasonably be expected to have, individually or in the aggregate with other events a material adverse effect on (a) the financial condition, business, results of operations, assets, liabilities, or financial performance of the party making the representations and warranties, or (b) the ability of such party to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Milestone” means any of the NDA Milestone, EMA Milestone, MA Milestone or Sales Milestone.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.9.

“NDA Milestone” has the meaning set forth in the definition of “NDA Subsequent Payment Date” in Section 1.1.

“NDA Subsequent Payment Amount” has the meaning set forth in Section 2.4(a).

“NDA Subsequent Payment Date” means the fifth (5th) Business Day following the date of receipt of the first New Drug Application approval from the FDA of the Development Compound in the United States, the obtaining of such New Drug Application approval from the FDA being the “NDA Milestone.”

“Net Working Capital Adjustment Statement” has the meaning set forth in Section 2.6(b).

“Net Working Capital Deficiency Amount” has the meaning set forth in Section 2.6(b).

“Net Working Capital Excess Amount” has the meaning set forth in Section 2.6(b).

“Net Working Capital Statement” has the meaning set forth in Section 2.6(b).

“Neutral Arbitrator” has the meaning set forth in Section 2.6(d).

“Non-Compete Agreements” has the meaning set forth in Section 2.3(a)(vi).

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the Group Companies’ business, consistent with the past practice of the Group Companies.

“Ordinary Shares” means ordinary shares, par value €1, of the Company.

“Parties” has the meaning set forth in the Preamble.

“Per Share Price” means $51.1615 per share of Buyer Common Stock, subject to adjustment after the Closing as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Buyer.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether non-U.S., federal, state or local, necessary for the conduct of, or relating to, the operation of the Group Companies’ business.

“Permitted Encumbrances” means (a) liens, taxes, assessments and other governmental charges, in each case, not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) statutory, mechanics’, laborers’ and materialmen liens arising in the Ordinary Course of Business for sums not yet due; (c) statutory and contractual landlord liens under leases pursuant to which a Group Company is a lessee and not in default; (d) with regard to real property, any and all matters of record in the jurisdiction where the real property is located including restrictions, reservations, covenants, conditions, oil and gas leases and mineral severances; (e) with regard to real property, any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls, and liens for taxes, assessments, and other governmental charges, in each case, not yet due; (f) liens securing rental payments under capital lease arrangements to the extent they are imposed only upon the leased equipment; (g) pledges or deposits made in the Ordinary Course of Business which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of the Group Companies’ business; and (h) similar liens and encumbrances which are incurred in the Ordinary Course of Business and which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of the Group Companies’ business.

“Permitted Transfer” means (a) if such holder is an individual, a Transfer (subject to Applicable Law): (i) to any member of such holder’s immediate family or to a trust or other estate planning vehicle for the benefit of such holder or any member of such holder’s immediate family or (ii) upon the death of such holder, to such holder’s heirs, (b) if such holder is a partnership, limited liability company or similar entity, a Transfer (subject to Applicable Law): (i) pro rata to its partners or members of such holder, (ii) to an affiliated corporation, trust or other business entity under common control with such holder, or (iii) if such holder is a trust, to a beneficiary, (c) if such holder is a corporation or similar entity, a Transfer (subject to Applicable Law): (i) pro rata to its shareholders of such corporation or stakeholders of a similar entity or (ii) to its Affiliates, (d) if such holder is an investment management company (i.e. a società di gestione del risparmio) acting on behalf of funds managed by it, a Transfer (subject to Applicable Law): (i) pro rata to the investors of the closed-end fund on behalf of which the shares in the Company are held by the investment management company, (ii) to its shareholders or (iii) to its Affiliates, or (e) for each holder, a Transfer to an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; provided, that, in the case of a Transfer pursuant to this clause (e), such Transfer shall be conditioned upon (x) the receipt by the Company, if requested by the Company, of a legal opinion from counsel reasonably acceptable to the Company to the effect that the proposed Transfer is exempt from the registration provisions of the Securities Act and (y) such Transfer will not result in an aggregate of more than one hundred (100) holders of the instrument being transferred; provided, further, that in each case of clauses (a) through (e) above, such Transfer shall only be permitted if, as a precondition to such Transfer, (1) the transferee agrees in writing, reasonably satisfactory in form and substance to Buyer, that the right(s) received by such transferee shall be bound by the terms of this Agreement and (2) such Transfer will not result in an aggregate of more than two hundred (200) holders of the instrument being transferred.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Pre-Closing Taxes” means (a) all liability for Taxes of the Group Companies for any Tax period ending on or prior to the Closing Date and, with respect to a Tax period beginning before and ending after the Closing Date, the portion of any such Tax period ending on and including the Closing Date; (b) all liability for Taxes resulting by reason of any Group Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; (c) all liability for Taxes of any other person pursuant to any contractual agreement entered into on or before the Closing Date; and (d) all liability for Taxes (other than as contemplated by Section 6.9(b)) imposed on the Sellers in connection with the transactions contemplated by this Agreement. For purposes of this definition, where it is necessary to apportion Taxes between Buyer and the Sellers, such liability shall be apportioned between the period (or portion thereof) deemed to end at the close of business on the Closing Date, for which the Sellers shall be responsible, and the period (or portion thereof) deemed to begin at the beginning of the day following the Closing Date, for which Buyer shall be responsible, on the basis of an interim closing of the books or, in the case of non-income Taxes not susceptible to such apportionment, on the basis of the number of days elapsed in the period (or portion thereof) deemed to end at the close of business on the Closing Date and the period (or portion thereof) deemed to begin at the beginning of the day following the Closing Date, respectively.

“Preferred Shares” means all Series A Preferred Shares, par value €1, Series A2 Preferred Shares, par value €1, Series A3 Preferred Shares, par value €1, and Series A4 Preferred Shares, par value €1, of the Company.

“Pro Rata Percentage” has the meaning set forth in Section 2.3(c)(iv).

“Proceeding” has the meaning set forth in Section 3.17.

“Registration Rights Agreement” means a registration rights agreement governing the registration of the Share Consideration for resale in the form of Exhibit C attached hereto.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, advisor, employee or other representative of such Person.

“Resolution Period” has the meaning set forth in Section 2.6(c).

“Retained Escrow Amount” has the meaning set forth in Section 2.7(b).

“Sales Milestone” has the meaning set forth in the definition of “Sales Subsequent Payment Date” in Section 1.1.

“Sales Subsequent Payment Amount” has the meaning set forth in Section 2.4(d).

“Sales Subsequent Payment Date” means the fifth (5th) Business Day following the date when the milestone payment from Servier (or its successors) is received by the Company or its Affiliates or designees under the Collaboration and License Agreement, when the aggregate net sales of the Development Compound in the Servier Licensed Territory first reaches the threshold of €500,000,000 in any four consecutive calendar quarters as per section 8.4(c) of the Collaboration and License Agreement, the receipt of such milestone payment being the “Sales Milestone.”

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(a)(iii).

“Seller Released Claims” has the meaning set forth in Section 6.11(b).

“Seller Released Obligations” has the meaning set forth in Section 6.11(a).

“Seller Released Parties” has the meaning set forth in Section 6.11(a).

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Representative” has the meaning set forth in the Preamble and Section 2.8(a).

“Sellers’ Representative’s Costs” has the meaning set forth in Section 2.8(e).

“Sellers’ Representative’s Fund” means the Sellers’ Representative’s Fund Amount to be delivered to the Sellers’ Representative for the purpose of paying the expenses, if any, incurred by the Sellers’ Representative in connection with this Agreement.

“Sellers’ Representative’s Fund Amount” means $500,000.

“Serious Adverse Event” means any adverse drug experience, including what are commonly described as adverse or undesirable experiences, adverse events, adverse reactions, side effects, or death due to any cause associated with or observed in conjunction with the use of a drug in humans, whether or not considered related to the use of that product, occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect.

“Servier” means the Institut de Recherches Internationales Servier and Les Laboratoires Servier.

“Servier Licensed Territory” means all countries in the world, except Japan (and its territories and possessions), the People’s Republic of China and the United States of America (and their territories and possessions).

“Severance Agreements” means the agreements set forth on Schedule 1.1(b).

“Share Consideration” means 3,528,044 shares of Buyer Common Stock.

“Shares” has the meaning set forth in the Recitals.

“Specified Obligations” has the meaning set forth in Section 6.11(a).

“Stockholder(s)” means holders of Shares.

“Subsequent Consideration” means the sum, if any, of the NDA Subsequent Payment Amount, the EMA Subsequent Payment Amount, the MA Subsequent Payment Amount and the Sales Subsequent Payment Amount, it being understood between the Parties that such Subsequent Consideration is merely possible and are conditioned upon the occurrence of certain events as provided for under this Agreement.

“Subsidiary” when used with respect to any Party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Target Net Working Capital” means U.S. $0.

“Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means (a) all taxes, duties, or similar governmental charges, levies, imposts, or withholdings (including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, duties, charges, levies, imposts, withholdings or charges of any kind whatsoever) whenever and by whatever Governmental Authority imposed, and whether of the United States or elsewhere, whether or not any such taxes, duties, charges, levies, imposts or withholdings are directly or primarily chargeable against or to the Group Companies, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) above whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Transaction Consideration” has the meaning set forth in Section 2.1.

“Transaction Expenses” means fees and expenses of the Group Companies incident to this Agreement and the transactions contemplated hereby which are unpaid as of the Closing, including legal and accounting fees, investment banking fees, and related disbursements in connection with any of the foregoing, the amounts payable under the Non-Compete Agreements, one half of the aggregate amounts payable pursuant to the Severance Agreements, and the aggregate amounts payable pursuant to the Bonus Agreements and any other transaction bonus, discretionary bonus, “stay put” or similar compensatory payments and any tax gross-up payments (including any premiums and matching sums with respect thereto) payable to any current or former directors, officers, employees, shareholders or service providers to any of the Group Companies at or after the Closing as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, or at the discretion of the Group Companies.

“Transfer” means a direct or indirect transfer in any form, including a sale, assignment, license, conveyance, pledge, charge, mortgage, encumbrance, securitization, hypothecation or other disposition, or any purported severance or alienation of any beneficial interest (including the creation of any derivative or synthetic interest) or “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934), or the act of so doing, as the context requires.

“Working Capital Dispute Notice” has the meaning set forth in Section 2.6(c).

1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

1.3. Interpretation. (a) In this Agreement, unless the context otherwise requires, references:

(i) to the Recitals, Articles, Sections, exhibits, schedules or Disclosure Schedule are to a Recital, Article or Section of, or exhibit, schedule or Disclosure Schedule to, this Agreement;

(ii) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

(iii) to any Governmental Authority include any successor to that Governmental Authority; and

(iv) to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole.

(b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.

(e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(f) The terms “dollars” and “$” shall mean dollars of the United States of America.

(g) The terms “Euro” and “€” shall mean the currency of the Institutions of the European Union.

ARTICLE II.

PURCHASE AND SALE

2.1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from each Seller, and each Seller shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances, the Shares set forth opposite its name on Exhibit 2.3(c) in exchange for such Sellers’ share of the Share Consideration and the Estimated Cash Consideration, and, subject to Sections 2.4, 2.6, 2.7 and 2.8, the Subsequent Consideration, the Escrow Amount, to the extent released to the Sellers, the Sellers’ Representative’s Fund Amount, to the extent released to the Sellers, and any amounts payable pursuant to Section 2.6(f), in each case as specified on Exhibit 2.3(c) (together, in the aggregate, the “Transaction Consideration”). The obligation of Buyer to purchase from each Seller such Seller’s Shares at the Closing shall be subject to the simultaneous purchase by Buyer of all the Shares from all of the Sellers.

2.2. Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Studio Legale Delfino e Associati, Willkie Farr & Gallagher LLP, Via Michele Barozzi, 2, 20122 Milan on the date hereof. All Closing transactions shall be deemed to take place simultaneously and no one of them shall be deemed to have occurred until all shall have occurred. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3. Deliveries at the Closing.

(a) Deliveries by the Sellers. At the Closing, and as a condition to Buyer’s obligations hereunder, the Sellers shall deliver, or cause to be delivered (by the Sellers’ Representative or otherwise), to Buyer:

(i) certificate(s) representing the Shares, duly endorsed in favor of Buyer or accompanied by stock powers or any other proper instrument of assignment endorsed in favor of Buyer in proper form for transfer, in form and substance reasonably acceptable to Buyer;

(ii) counterparts, duly executed by the Sellers, to an agreement, in form and substance reasonably acceptable to Buyer, whereby the Parties acknowledge that the Shares endorsement carried out at the Closing does not give rise to any novation of this Agreement, pursuant to and for the effects of Articles 1230 and following of the Italian Civil Code, and that this Agreement remains, therefore, in full force upon the Shares endorsement;

(iii) a good standing certificate of the Company issued by the competent Italian bankruptcy court, dated no more than five (5) Business Days prior to the Closing Date;

(iv) counterparts to the Escrow Agreement duly executed by the Sellers’ Representative;

(v) counterparts to the Registration Rights Agreement duly executed by the Sellers;

(vi) counterparts to non-compete agreements in form and substance reasonably satisfactory to Buyer, duly executed by the Persons set forth on Exhibit 2.3(a)(vi) (the “Non-Compete Agreements”);

(vii) payoff letters in form and substance reasonably acceptable to Buyer with respect to the repayment, as contemplated hereby, of the Debt Payoff Amount, if any, together with the release of Encumbrances related thereto, if any;

(viii) invoices, receipts or other written confirmation with respect to all Transaction Expenses payable by or for the account of any of the Group Companies;

(ix) resignations in form and substance reasonably satisfactory to Buyer, duly executed by the directors of the Group Companies, in a text substantially in compliance with Exhibit 2.3(a)(ix);

(x) timely delivery of notices in form and substance reasonably acceptable to Buyer for the summoning on the Closing Date of the Stockholders’ meetings on the Closing Date for the release of the resigning directors (except for fraud, willful misconduct and gross negligence), the appointment of the directors of the Group Companies and for the amendments to the bylaws of the Group Companies;

(xi) evidence satisfactory to Buyer of the approval of, or the termination or expiration of any required waiting periods (including any extension thereof) applicable to, this Agreement and the transactions contemplated hereby in accordance with the HSR Act;

(xii) evidence satisfactory to Buyer that all obligations of the Group Companies under the Letter Agreement, dated March 22, 2011, by and between the Company and Stifel, Nicolaus & Company, Incorporated, as amended March 5, 2013, have been extinguished;

(xiii) evidence satisfactory to Buyer that all obligations of the Group Companies with respect to the payment of all “premium” amounts in connection with the transactions contemplated hereby pursuant to the Investment and Shareholders’ Agreement, dated July 3, 2009, by and among the Company and the shareholders of the Company named therein, and the addenda thereto dated November 22, 2010 and March 21, 2012, to shareholders or employees of the Group Companies have been satisfied or waived; and

(xiv) all other documents, instruments and certificates specifically required by this Agreement to be delivered by the Sellers and the Company at or prior to the Closing.

(b) Deliveries by Buyer. At the Closing, and as a condition to the Sellers’ obligations hereunder, Buyer shall:

(i) deliver to the Escrow Agent, the Escrow Amount and counterparts to the Escrow Agreement duly executed by Buyer;

(ii) deliver to the Sellers’ Representative, the Sellers’ Representative’s Fund Amount;

(iii) deliver to the Sellers, counterparts, duly executed by Buyer, to an agreement, in form and substance reasonably acceptable to Buyer, whereby the Parties acknowledge that the Shares endorsement carried out at the Closing does not give rise to any novation of this Agreement, pursuant to and for the effects of Articles 1230 and following of the Italian Civil Code, and that this Agreement remains, therefore, in full force upon the Shares endorsement;

(iv) pay, or cause to be paid, on behalf of the Company, the amounts of any Indebtedness set forth on Exhibit 2.3(b)(iv) of the Company unpaid at the Closing (the “Debt Payoff Amount”);

(v) pay, or cause to be paid, on behalf of the Company, the amounts of any Transaction Expenses of the Company unpaid at the Closing;

(vi) pay to each Seller, by wire transfer of immediately available funds, the portion of the Estimated Cash Consideration set forth on Exhibit 2.3(c) for such Seller;

(vii) deliver counterparts to the Registration Rights Agreement duly executed by Buyer;

(viii) deliver a release letter (including any waiver of actions according to Italian laws) (except for any fraud, gross negligence or willful misconduct) of the current directors of the Group Companies in the form attached hereto as Exhibit 2.3(b)(viii); and

(ix) deliver to each Seller the portion of the Share Consideration set forth on Exhibit 2.3(c) for such Seller.

(c) Transaction Consideration. Exhibit 2.3(c) hereof sets forth:

(i) the name of each Seller;

(ii) the portion of the Estimated Cash Consideration payable to each Seller;

(iii) the number of shares of the Share Consideration issuable to each Seller at the Closing in accordance with this Agreement;

(iv) the portion, expressed as a percentage (with respect to each Seller, their “Pro Rata Percentage”), of the Escrow Amount, if any, payable to each Seller in accordance with this Agreement and the Escrow Agreement;

(v) each Seller’s Pro Rata Percentage of the Sellers’ Representative’s Fund Amount remaining in the Sellers’ Representative’s Fund payable to each Seller upon termination of the Sellers’ Representative’s Fund in accordance with this Agreement;

(vi) the portion of the NDA Subsequent Payment Amount, if any, the EMA Subsequent Payment Amount, if any, the MA Subsequent Payment Amount, if any, and the Sales Subsequent Payment Amount, if any, payable to each Seller in accordance with this Agreement; and

(vii) the portion, expressed as a percentage, of any amounts payable pursuant to Section 2.6(f).

2.4. Subsequent Payments.

(a) Upon the NDA Subsequent Payment Date, if any, Buyer shall deliver or cause to be delivered $65,000,000 (the “NDA Subsequent Payment Amount”) to the Sellers by wire transfer of readily available funds, each such Seller’s portion of the NDA Subsequent Payment Amount set forth on Exhibit 2.3(c).

(b) Upon the EMA Subsequent Payment Date, if any, Buyer shall deliver or cause to be delivered €15,000,000 (the “EMA Subsequent Payment Amount”) to the Sellers by wire transfer of readily available funds, each such Seller’s portion of the EMA Subsequent Payment Amount set forth on Exhibit 2.3(c).

(c) Upon the MA Subsequent Payment Date, if any, Buyer shall deliver or cause to be delivered €45,000,000 (the “MA Subsequent Payment Amount”) to the Sellers by wire transfer of readily available funds, each such Seller’s portion of the MA Subsequent Payment Amount set forth on Exhibit 2.3(c).

(d) Upon the Sales Subsequent Payment Date, if any, Buyer shall deliver or cause to be delivered €55,000,000 (the “Sales Subsequent Payment Amount”) to the Sellers by wire transfer of readily available funds, each such Seller’s portion of the Sales Subsequent Payment Amount set forth on Exhibit 2.3(c).

(e) The right of each Seller to receive the NDA Subsequent Payment Amount, if any, the EMA Subsequent Payment Amount, if any, the MA Subsequent Payment Amount, if any, and the Sales Subsequent Payment Amount, if any, pursuant to Sections 2.4(a), 2.4(b), 2.4(c) and 2.4(d) may not be Transferred by the Sellers, except by Permitted Transfer.

(f) If (i) Buyer shall consolidate with or merge into or with any other entity, (ii) Buyer shall transfer all or substantially all of its properties or assets to any person, or (iii) the Company Transfers the right to receive payments from Servier under the Collaboration and License Agreement or transfers or assigns the Collaboration and License Agreement, then Buyer, the Group Companies and their Affiliates, as the case may be, shall cause the other party to such transaction to assume all of Buyer’s obligations under this Section 2.4; provided, that, in no event shall Buyer be relieved of its obligations under this Agreement, including this Section 2.4.

(g) For the avoidance of doubt, any payment directly by Servier of the MA Subsequent Payment Amount, EMA Subsequent Payment Amount and/or Sales Subsequent Payment Amount, if any, to Sellers shall reduce Buyer’s obligation, if any, to make the MA Subsequent Payment Amount, EMA Subsequent Payment Amount and/or Sales Subsequent Payment Amount, as applicable, in the amount of the payment made by Servier. In addition, for the purposes of the EMA Subsequent Payment Amount, the MA Subsequent Payment Amount and the Sales Subsequent Payment Amount, the Buyer shall be deemed to have “received” the milestone payment from Servier related to such amounts for the purposes hereof to the extent that the actual milestone payment sent by Servier to the Buyer of its Affiliates is less than the amount due hereunder (or under the Collaboration and License Agreement) because of a contractual agreement to net or offset payments to Buyer or its Affiliates.

(h) For the avoidance of doubt, all references to Sellers in this Section 2.4 shall refer to Sellers and their Permitted Transferees, to the extent a Permitted Transfer occurs.

2.5. Withholding Rights. Buyer acknowledges that it is not required to deduct or withhold any amount or Tax from the Transaction Consideration payable on the Closing Date under the Code, or any provision of United States federal, state or local, or any Italian, Tax law. Other than with respect to the matters acknowledged in the preceding sentence, Buyer shall be entitled to deduct and withhold from the Transaction Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any non-U.S., Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of Shares in respect of which Buyer made such deduction and withholding.

2.6. Working Capital Adjustment.

(a) Not later than two (2) Business Days prior to the Closing Date, the Company shall have caused to be prepared and delivered to Buyer (i) a statement (the “Estimated Net Working Capital Statement”) setting forth the Company’s reasonable and good faith estimate of the Closing Date Net Working Capital and the components and calculations thereof and (ii) a statement (the “Estimated Net Working Capital Adjustment Statement”) setting forth the calculation of the amount by which the estimated Closing Date Net Working Capital as shown on the Estimated Net Working Capital Statement (the “Estimated Net Working Capital”) either (A) exceeds the Target Net Working Capital (such amount, the “Estimated Net Working Capital Excess Amount”) or (B) is less than the Target Net Working Capital (such amount, the “Estimated Net Working Capital Deficiency Amount”). In the event Buyer objects to the Estimated Net Working Capital set forth on the Estimated Net Working Capital Statement, Buyer and the Company shall negotiate in good faith to resolve such objections prior to the Closing.

(b) Within ninety (90) calendar days following the Closing Date, Buyer shall cause to be prepared and delivered to the Sellers’ Representative (i) a Closing Date Balance Sheet, (ii) a statement (the “Net Working Capital Statement”) setting forth its calculation of the Closing Date Net Working Capital and the components and calculations thereof, by reference to the Closing Date Balance Sheet, and (iii) a statement (the “Net Working Capital Adjustment Statement”) setting forth the calculation of the amount by which the Closing Date Net Working Capital as shown on the Net Working Capital Statement either (A) exceeds the Estimated Net Working Capital (as such amount may be adjusted below, the “Net Working Capital Excess Amount”) or (B) is less than the Estimated Net Working Capital (as such amount may be adjusted below, the “Net Working Capital Deficiency Amount”).

(c) After receipt of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, the Sellers’ Representative shall have thirty (30) calendar days to review the Net Working Capital Statement and the Net Working Capital Adjustment Statement. Buyer shall give, or cause to be given, to the Sellers’ Representative reasonable access to all documents and records of the Group Companies used in their preparation. Not later than thirty (30) calendar days following the date of receipt of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, the Sellers’ Representative shall provide Buyer with a written notice (a “Working Capital Dispute Notice”) listing those items, if any, to which the Sellers’ Representative takes exception, which notice shall also (i) specifically identify, and provide a reasonably detailed explanation of, the basis upon which the Sellers’ Representative has delivered such list, including, without limitation, the applicable provisions of this Agreement on which the dispute set forth in such Working Capital Dispute Notice is based, (ii) set forth the amount of Closing Date Net Working Capital that the Sellers’ Representative has calculated based on the information contained in the Net Working Capital Statement, and (iii) specifically identify the Sellers’ Representative’s proposed adjustment(s). Unless the Sellers’ Representative delivers the Working Capital Dispute Notice to Buyer setting forth the specific items disputed by the Sellers’ Representative on or prior to the thirtieth (30th) day following the Sellers’ Representative’s receipt of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, the Sellers’ Representative on behalf of the Sellers shall be deemed to have accepted and agreed to the Net Working Capital Statement and the Net Working Capital Adjustment Statement and such statements (and the calculations contained therein) shall be final, binding and conclusive. If the Sellers’ Representative timely provides Buyer with a Working Capital Dispute Notice, the Sellers’ Representative and Buyer shall, within fifteen (15) days following receipt of such Working Capital Dispute Notice by Buyer (the “Resolution Period”), attempt to resolve their differences with respect to the items specified in the Working Capital Dispute Notice (the “Disputed Items”), and all other undisputed items (and all calculations relating thereto) shall be final, binding and conclusive. Any written resolution by the Sellers’ Representative and Buyer during the Resolution Period as to any Disputed Items shall be final, binding and conclusive.

(d) If the Sellers’ Representative and Buyer do not resolve all Disputed Items by written resolution by the end of the Resolution Period, then all Disputed Items remaining in dispute shall be submitted within fifteen (15) days following the expiration of the Resolution Period to Deloitte LLP (the “Neutral Arbitrator”); provided that if at such time either the Sellers’ Representative or Buyer shall discover a bona fide conflict with respect to the Neutral Arbitrator or the Neutral Arbitrator resigns or expressly states its refusal for any reason to resolve the Disputed Items in accordance with this Section 2.6, the Parties shall submit the matter to another independent accounting firm of international reputation reasonably acceptable to both the Sellers’ Representative and Buyer to resolve the remaining matters in dispute, and such firm shall be the Neutral Arbitrator for all purposes of this Section 2.6(d). The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute, consistent with this Section 2.6, and shall request a statement from each of the Sellers’ Representative and Buyer regarding such remaining Disputed Items. The Neutral Arbitrator shall consider only those Disputed Items that the Sellers’ Representative on the one hand and Buyer on the other hand are unable to resolve. In resolving any disputed item, the Neutral Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party. The scope of the disputes to be arbitrated by the Neutral Arbitrator is limited to whether the preparation of the Net Working Capital Statement and the Net Working Capital Adjustment Statement were done in accordance with this Agreement, and whether there were mathematical errors in the preparation of the Net Working Capital Statement and the Net Working Capital Adjustment Statement, and the Neutral Arbitrator is not to make any other determination. All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator shall be allocated between the Sellers’ Representative and Buyer in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by such Party (as finally determined by the Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted by such Party. In addition, the Parties shall give the Neutral Arbitrator access to all documents, records and employees as reasonably necessary to perform its function as arbitrator. The Neutral Arbitrator shall deliver to the Sellers’ Representative and Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Arbitrator by the Sellers’ Representative and Buyer) of the Disputed Items submitted to the Neutral Arbitrator within thirty (30) days following receipt of such Disputed Items (or as soon thereafter as practicable), which determination shall be final, binding and conclusive, and judgment may be entered on the award.

(e) The final, binding and conclusive Net Working Capital Statement and Net Working Capital Adjustment Statement, in each case, based either upon agreement by the Sellers’ Representative and Buyer, the written determination delivered by the Neutral Arbitrator in accordance with this Section 2.6 or the Sellers’ Representative’s failure to notify Buyer, in accordance with this Section 2.6, of its objections to either the Net Working Capital Statement or the Net Working Capital Adjustment Statement (or any calculations contained therein) shall be the “Conclusive Net Working Capital Statement” and the “Conclusive Net Working Capital Adjustment Statement,” respectively. If either the Sellers’ Representative or Buyer fails to submit a statement regarding any Disputed Items submitted to the Neutral Arbitrator within the time determined by the Neutral Arbitrator or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by the Sellers’ Representative and Buyer.

(f)(i) Buyer shall pay an aggregate amount, if any, equal to the Net Working Capital Excess Amount, if any, set forth on the Conclusive Net Working Capital Adjustment Statement, which amount shall be paid to the Sellers or (ii) the Sellers’ Representative shall instruct the Escrow Agent to release to Buyer from the Escrow Account an amount equal to the Net Working Capital Deficiency Amount, if any, set forth on the Conclusive Net Working Capital Adjustment Statement. Any required payment under this Section 2.6(f) shall be paid on the third (3rd) Business Day following the determination of the Conclusive Net Working Capital Statement by (x) check or wire transfer of immediately available funds to each Seller of such Seller’s portion of such amount as set forth on Exhibit 2.3(c) (in the case of a Net Working Capital Excess Amount), or (y) wire transfer to such bank account or accounts as Buyer (in the case of a Net Working Capital Deficiency Amount) may specify. Any Net Working Capital Excess Amount shall be deemed to be an increase in the Transaction Consideration and any Net Working Capital Deficiency Amount shall be deemed to be a decrease in the Transaction Consideration for purposes of this Agreement. In the event the Escrow Amount is insufficient to satisfy any obligations to pay Buyer pursuant to this Section 2.6(f), Buyer shall have the right (in addition to any other rights or remedies available to Buyer under law), but not the obligation, to withhold and off-set such amount from the Subsequent Consideration payments, if any.

2.7. Escrow Amount.

(a) Escrow Amount. At the Closing, $500,000 of cash and 185,687 shares of Buyer Common Stock (together, the “Escrow Amount”) shall be deposited into an escrow account (the “Escrow Account”) established with JP Morgan Chase Bank, National Association (the “Escrow Agent”) to be held by the Escrow Agent, pursuant to the terms of the escrow agreement attached as Exhibit B hereto (the “Escrow Agreement”), to serve as a source of payment for any amount due to Buyer for any claim for Damages for which any Buyer Indemnified Party is entitled to recovery pursuant to Article VII and amounts payable to Buyer pursuant to Section 2.6(f). In connection with such deposit of the Escrow Amount into the Escrow Account with the Escrow Agent, each Seller shall be deemed to have received and deposited with the Escrow Agent such Seller’s pro-rata interest in the Escrow Account as determined as of the Closing by reference to Exhibit 2.3(c), without any act of such Stockholder.

(b) Release of Escrow Amount. Promptly following the Escrow Expiration Date, the Escrow Agent shall distribute to the Sellers’ Representative, who shall proceed to distribute to the Sellers in accordance with the percentage amounts to which each Seller is entitled under this Agreement and the Escrow Agreement, as set forth on Exhibit 2.3(c), the Escrow Amount then remaining in the Escrow Account (including accrued interests and other income) to such accounts designated by the Sellers minus the aggregate dollar amount of claims for Damages made by all Buyer Indemnified Parties pursuant to Article VII hereof (the “Aggregate Outstanding Claims”) which are then outstanding and unresolved (such amount of the retained Escrow Amount, as it may be further reduced after the Escrow Expiration Date by distributions to the Sellers’ Representative as set forth below and recoveries by the Buyer Indemnified Parties pursuant to Article VII hereof and the Escrow Agreement, the “Retained Escrow Amount”). For purposes of clarification, in the event that the amount of the Aggregate Outstanding Claims exceeds the remaining Escrow Amount, all the remaining Escrow Amount shall be retained in the Escrow Account as the Retained Escrow Amount. In the event and to the extent that after the Escrow Expiration Date any outstanding claim made by any Buyer Indemnified Party pursuant to Article VII hereof is resolved against such Buyer Indemnified Party, the Escrow Agent shall distribute to the Sellers’ Representative, who shall proceed to distribute to the Sellers in accordance with the percentage amounts to which each Seller is entitled under this Agreement and the Escrow Agreement, as set forth on Exhibit 2.3(c), to such accounts designated by the Sellers an aggregate amount of the Retained Escrow Amount equal to the amount of the outstanding claim resolved against such Buyer Indemnified Party; provided, however, that such distribution shall only be made to the extent that the Retained Escrow Amount remaining after such distribution would be sufficient to cover the amount of the Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that after the Escrow Expiration Date any outstanding claim made by any Buyer Indemnified Party pursuant to Article VII hereof is resolved in favor of such Buyer Indemnified Party, such Buyer Indemnified Party shall be entitled to recover pursuant to Article VII hereof an amount equal to the amount of the outstanding claim resolved in favor of such Buyer Indemnified Party.

(c) Escrow Agent Fees and Expenses. Any administrative fees and expenses of the Escrow Agent shall be paid by Buyer. During the period in which the Escrow Amount (including any Retained Escrow Amount) is retained in the Escrow Account, all interest or other income earned from any investment of the Escrow Amount (the “Escrow Earnings”) shall be retained as additional amounts in the Escrow Account.

(d) Per Share Price. Any shares of Company Common Stock used to satisfy any claims made against the Escrow Account, or otherwise released from the Escrow Account, shall be valued at the Per Share Price.

2.8. Sellers’ Representative.

(a) Appointment. As used in this Agreement, the term “Sellers’ Representative” shall mean Sofinnova Capital V FCPR, or any Person appointed as a successor Sellers’ Representative pursuant to Section 2.8(b) hereof. Sofinnova Capital V FCPR hereby accepts his, her or its appointment as the initial Sellers’ Representative. Effective upon the Closing, without any further action by any other Person, the Sellers’ Representative shall be appointed and constituted in respect of each Seller, as his, her or its agent, to act in his, her or its name, place and stead, as such Seller’s attorney-in-fact, as more fully set forth in Section 2.8(c).

(b) Election and Replacement. From and after the Closing Date until the date when all obligations under this Agreement have been discharged (including all indemnification obligations under Article VII hereof), the Sellers who are entitled to receive in excess of 50% of the Transaction Consideration (the “Majority”), may, from time to time upon written notice to the Sellers’ Representative and Buyer, remove any Sellers’ Representative (including any appointed by Buyer as provided below) or appoint a new Sellers’ Representative to fill any vacancy created by the death, incapacitation, resignation or removal of any Sellers’ Representative. In the event of a vacancy, the Sellers will promptly appoint a successor Sellers’ Representative hereunder. A copy of any appointment by the Majority of any successor Sellers’ Representative shall be provided to Buyer promptly after it shall have been effected. Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include any successor Sellers’ Representative.

(c) Authority. Each Seller hereby irrevocably approves the constitution and appointment of, and hereby irrevocably constitutes and appoints the Sellers’ Representative with all of the rights, powers and obligations contemplated by this Section 2.8 as its sole, exclusive, true and lawful agent, representative and attorney-in-fact, with full power of substitutions, for and on behalf of such Seller, with respect to any and all matters arising out of this Agreement following the Closing and the Escrow Agreement, including for purposes of taking any action or omitting to take any action on behalf of such Seller. For this purpose each Seller hereby irrevocably undertakes to take any step or sign any document necessary to timely and fully implement the provisions set forth in this Section 2.8, also in order to formally grant to the Sellers’ Representative any power of attorney to validly bind the Sellers in the jurisdiction where the relevant obligation must be fulfilled under this Agreement. Without limiting the foregoing, the Sellers’ Representative shall be authorized, on behalf of the Sellers, (i) to discuss, negotiate, resolve and fully and finally settle on behalf of the Sellers any claims for indemnification hereof, including the authorization to comply with orders of courts with respect to any such claim for indemnification, to dispute the status of any unachieved Milestone, (ii) to review the Net Working Capital Statement and the Net Working Capital Adjustment Statement, deliver a Working Capital Dispute Notice and discuss, negotiate, resolve and fully and finally settle on behalf of the Sellers any disputes with respect to the Closing Date Net Working Capital pursuant to Section 2.6 hereof, (iii) to take any action, including litigating, defending or enforcing any actions and to make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an “Instrument”) which the Sellers’ Representative determines in his or her discretion to be necessary, appropriate or desirable, and, in connection therewith (provided, however, if any individual Seller is named in such litigation, the Seller shall have the right to tender defense), (iv) to hire or retain, at the sole expense of the Sellers, such counsel, investment bankers, accountants, representatives and other professional advisors as he, she or it determines in his, her or its sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his or her rights and obligations hereunder, (v) to take any action for the benefit of the Sellers directly or indirectly connected to the provisions of this Agreement, including receiving any portion of the Escrow Amount and distributing to the Sellers the amounts to which each Seller is entitled under this Agreement and the Escrow Agreement, and (vi) to receive all documents, certificates and notices and make all determinations on behalf of the Sellers required under this Agreement. A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers, as the case may be. Any Party receiving an Instrument from the Sellers’ Representative shall have the right to rely in good faith upon such Instrument and to act in accordance with the Instrument without independent investigation. Buyer shall be entitled to disregard any notices or communications given or made by the Sellers unless given or made through the Sellers’ Representative. The Sellers’ Representative shall promptly, and in any event within five (5) Business Days, provide written notice to each Seller of any action taken on behalf of the Sellers by the Sellers’ Representative pursuant to the authority delegated to the Sellers’ Representative under this Section 2.8.

(d) No Liability of the Sellers’ Representative or Buyer. Neither the Sellers’ Representative (nor any of the directors, officers, agents or employees of the Sellers’ Representative, if applicable) shall be liable to any Seller or any other Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of the Sellers’ Representative’s fraud, gross negligence or willful misconduct. The Sellers’ Representative may consult with legal counsel, independent public accountants and other experts selected by the Sellers’ Representative and shall not be liable to any Seller for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Agreement, the Sellers’ Representative shall not be required to exercise any discretion or take any action. Buyer (and the Group Companies) shall have no liability to any of the Sellers or otherwise arising out of the acts or omissions of the Sellers’ Representative or any disputes among the Sellers or between the Sellers and the Sellers’ Representative. Buyer may rely entirely on its dealings with, and notices to and from, the Sellers’ Representative to satisfy any obligations it might have under this Agreement or otherwise to the Sellers.

(e) Indemnity; Costs and Expenses. Each Seller shall, only to the extent of and in proportion to the portion of the Transaction Consideration received by such Seller, indemnify and defend the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, damage, cost, liability or expense incurred without fraud, gross negligence or willful misconduct by the Sellers’ Representative and arising out of or in connection with the acceptance, performance or administration of the Sellers’ Representative’s duties under this Agreement. Any liabilities, losses, penalties, fines, claims, damages, out-of-pocket costs or expenses incurred by or reasonably expected to be incurred by the Sellers’ Representative in connection with the acceptance, performance and administration of his or her duties as the Sellers’ Representative pursuant to this Agreement (including the hiring of legal counsel, accountants or auditors and other advisors pursuant to the terms of this Agreement but excluding any of the foregoing arising out of the Sellers’ Representative’s fraud, gross negligence or willful misconduct) and all fees payable hereunder to the Sellers’ Representative by the Sellers (“Sellers’ Representative’s Costs”), shall be paid as follows: (i) first by recourse to the Sellers’ Representative’s Fund; (ii) if such amounts are insufficient to pay such Sellers’ Representative’s Costs, then by recourse to the Subsequent Consideration that becomes payable to the Sellers; and (iii) if such amounts are insufficient to pay such Sellers’ Representative’s Costs, then by recourse directly to the Sellers (in proportion to the pro rata portion of the Transaction Consideration otherwise to be received by such Sellers).

(f) Access to Information. If requested by Seller’s Representative, Buyer shall provide to the Sellers’ Representative on a semi-annual basis a written report concerning the status of the Development Product, including any unachieved Milestones. Buyer shall promptly (but no later than five (5) Business Days following the achievement of a Milestone) notify the Sellers’ Representative of the achievement of any Milestone. At the request of the Sellers’ Representative, upon reasonable notice and at a reasonable time and location, the Sellers’ Representative shall be entitled to ask, and have answered, reasonable questions about the status of the Development Product. The Sellers’ Representative covenants and agrees to keep secret and retain in strictest confidence, and shall not furnish, make available or disclose to any third party (other than the Sellers) or use for the Sellers’ Representative’s own benefit or the benefit of any third party, any Confidential Information, unless such information (i) was or becomes available to the public from a source other than the Sellers’ Representative or any Affiliate of the Sellers’ Representative, (ii) is requested to be disclosed by a Governmental Authority or required by Applicable Law or legal process (in which case the Sellers’ Representative shall, to the extent reasonably practicable and legally permissible, provide Buyer with advance notice of such required or requested disclosure, shall use commercially reasonable efforts (at Buyer’s sole cost and expense) to resist such disclosure, and, at the request of Buyer, shall cooperate with Buyer, at Buyer’s sole cost and expense, to limit or prevent such disclosure), or (iii) becomes available to the Sellers’ Representative after the date hereof on a non-confidential basis from a source other than the Group Companies, provided, that that such other source is not known by the Sellers’ Representative to be bound by a confidentiality agreement with or other obligation of confidentiality to Buyer or any of its Affiliates with respect to such information. Buyer shall not provide Sellers’ Representative with any material non-public information without first obtaining Sellers’ Representative’s prior written consent that it wishes to receive such material non-public information. Notwithstanding anything herein to the contrary, Sellers’ Representative shall not be permitted to furnish, make available or disclose confidential information received pursuant to this Section 2.8(f) to any Person (other than to the Sellers (but excluding any assignee or transferee of any Seller)) reasonably determined by Buyer to be a competitor of Buyer with respect to the Development Product.

(g) Dispute Resolution.

(i) In the event that the Sellers’ Representative shall dispute the status of any unachieved Milestone or a request for indemnification or setoff under this Agreement, then the Sellers’ Representative shall provide written notice to Buyer (the “Dispute Notice”) specifying the amount disputed and the basis for the dispute. Buyer and the Sellers’ Representative shall thereafter attempt to resolve the dispute as set forth in this Section 2.8(g).

(ii) The Sellers and Buyer shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between an agent chosen for the Sellers by the Sellers’ Representative (who may be the Sellers’ Representative) and an executive officer of Buyer who has authority to settle the dispute. Each Party shall give the other Party involved written notice of any dispute not resolved in the Ordinary Course of Business. Within seven (7) days following delivery of such notice, the Party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each Party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive officer who shall represent Buyer and any other Person who shall accompany that executive officer, in the case of Buyer, or the name of the agent who shall represent the Sellers and any other Person who shall accompany that agent, in the case of the Sellers.

(iii) Within fourteen (14) days following delivery of the notice, the designated agent chosen by the Sellers’ Representative and the designated executive officer of Buyer shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 2.8(f) (and any of the Parties’ submissions in contemplation hereof) shall be kept confidential by the Parties and shall be treated by the Parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.

(iv) In the event that the Sellers and Buyer are unable to resolve any dispute arising out of this Agreement in accordance with provisions (1), (2) and (3) of this Section 2.8(g) within six months of delivery of any Dispute Notice, Buyer and the Sellers shall submit such dispute for final adjudication in accordance with Section 8.13.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Buyer to enter into this Agreement, except as disclosed in the disclosure schedule delivered to Buyer by the Company and the Sellers concurrently herewith (the “Disclosure Schedule”) (it being understood that the Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Disclosure Schedule shall qualify the representations in the corresponding section of this Article III and shall be deemed made in any other section or sections of the Disclosure Schedule to the extent the relevance of such disclosures is readily apparent from the text of such disclosure), the Company hereby makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date.

3.1. Organization. Each Group Company is a corporation duly organized and validly existing and in good standing under the laws of the country of Italy with full corporate power and corporate authority to conduct its business as it is presently being conducted, to own, lease or operate, as applicable, its assets and properties and to perform all of its obligations under its contracts. Each Group Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on any Group Company. Copies of the deed of incorporation and current bylaws of each Group Company, which incorporate all amendments thereto, have heretofore been delivered to Buyer and are accurate and complete as of the date hereof. No Group Company is in violation of its deed of incorporation or bylaws.

3.2. Subsidiaries. Except for the Company Subsidiary, the Company does not own or control, directly or indirectly, or hold any rights to acquire, any capital stock or any other securities, interests or investments (other than investments that constitute cash or cash equivalents) in any other corporation, partnership, trust, joint venture, association, or other Person.

3.3. Authorization. The Company has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly approved by the board of directors or other competent body of the Company. No other proceeding on the part of the Group Companies is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

3.4. Capitalization.

(a) Schedule 3.4(a) sets forth the name of each Person holding any equity securities of the Company and the type and amount of equity securities held by such Person. The authorized capital stock of the Company consists of 122,900 Ordinary Shares and 1,121,444 Preferred Shares. The Company has authorized four series of Preferred Shares, which include 675,536 Series A Preferred Shares, 108,185 Series A2 Preferred Shares, 200,843 Series A3 Preferred Shares and 136,880 Series A4 Preferred Shares. As of the date of this Agreement, there are issued and outstanding 122,900 Ordinary Shares, 675,536 Series A Preferred Shares, 108,185 Series A2 Preferred Shares, 200,843 Series A3 Preferred Shares and 136,880 Series A4 Preferred Shares. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. No claim has been made or threatened to the Company asserting that any Person other than a Person listed on Schedule 3.4(a) is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities of, or any other voting, equity or ownership interest in the Company. There are (i) no accrued and unpaid dividends on any of the Shares and (ii) no commitments to issue additional securities.

(b) Other than those set forth in Section 3.4(a), there are no (i) shares of capital stock or other securities of the Company outstanding, (ii) options, warrants, agreements, convertible, exercisable or exchangeable securities of the Company, (iii) other commitments pursuant to which the Company is or may become obligated to issue, sell, Transfer, purchase, return or redeem or otherwise acquire shares or other securities of the Company or to provide funds to, make an investment in, or contribute capital to, any Person, (iv) securities of the Company reserved for issuance for any purpose, (v) agreements pursuant to which registration rights in the shares of the Company have been granted, (vi) shareholders agreements, whether written or verbal, among any current or former Stockholders of the Company, (vii) statutory or contractual preemptive rights or rights of first refusal with respect to shares of capital stock or other securities of the Company, or (viii) stock appreciation rights, security-based performance units, “phantom” stock, profit participation or other similar rights or agreements pertaining to the Company.

(c) The Company has not violated any applicable securities laws in connection with the offer, sale or issuance of any of its capital stock. To the Knowledge of the Company, there are no agreements with respect to the voting or Transfer of the capital stock of the Company.

(d) The Company holds all of the securities of the Company Subsidiary. The authorized corporate capital of the Company Subsidiary consists of €90,000. As of the date of this Agreement, the Company Subsidiary has issued and paid corporate capital of €90,000. All of the issued and outstanding units of the Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable. No claim has been made or threatened to the Company Subsidiary asserting that any Person other than the Company is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any unit of, or any other voting, equity or ownership interest in, the Company. There are (i) no accrued and unpaid dividends on any of the issued and outstanding units of the Company Subsidiary and (ii) no commitments to issue additional securities of the Company Subsidiary.

(e) There are no (i) securities of the Company Subsidiary outstanding other than those set forth in Section 3.4(d), (ii) options, warrants, agreements, convertible, exercisable or exchangeable securities of the Company Subsidiary, (iii) other commitments pursuant to which the Company Subsidiary is or may become obligated to issue, sell, Transfer, purchase, return or redeem or otherwise acquire securities of the Company Subsidiary or to provide funds to, make an investment in, or contribute capital to, any Person, (iv) securities of the Company Subsidiary reserved for issuance for any purpose, (v) agreements pursuant to which registration rights in securities of the Company Subsidiary have been granted, (vi) securityholders agreements, whether written or verbal, among any current or former securityholders of the Company Subsidiary, (vii) statutory or contractual preemptive rights or rights of first refusal with respect to securities of the Company Subsidiary, or (viii) unit appreciation rights, security-based performance units, “phantom” units, profit participation or other similar rights or agreements pertaining to the Company Subsidiary.

(f) The Company Subsidiary has not violated any applicable securities laws in connection with the offer, sale or issuance of any of its securities. There are no agreements with respect to the voting or Transfer of the securities of the Company Subsidiary or with respect to any other aspect of the Company Subsidiary’s affairs.

3.5. Title to Properties and Assets.

(a) Each Group Company has good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of its material properties and assets. Each Group Company holds title to each material property and asset which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances. For the avoidance of doubt, the foregoing representations shall not apply to Intellectual Property, the applicable representations for which are addressed in Section 3.19.

(b) All of the tangible assets of the Group Companies are in all material respects in reasonably serviceable operating condition and repair and are adequate for the conduct of their business in substantially the same manner as it has heretofore been conducted.

(c) Schedule 3.5(c) sets forth a true and complete list of all real property leased by the Group Companies (collectively, the “Leased Real Property”), including the lessor, lessee, location of, and a brief description of the nature of the activities conducted on, such Leased Real Property. The Group Companies have a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. No Person other than the Group Companies has any right to use, occupy or lease all or any portion of the Leased Real Property.

(d) The Group Companies do not own, and never have owned, any real property.

3.6. Absence of Certain Activities or Changes. Since September 30, 2013, each Group Company has conducted its operations in the Ordinary Course of Business and (x) there has been no Material Adverse Effect on the Group Companies; or (y) none of the following actions have occurred with respect to any Group Company:

(a) the adoption of a plan of complete or partial liquidation or dissolution;

(b) the making of any loans, advances or capital contributions to, or investments in, any other Person;

(c) except as required by Italian GAAP, the making of any material change in its methods or principles of accounting since the date of the last audited Financial Statements;

(d) the making or changing of any material election, the changing of an annual accounting period, the adoption or changing of any material accounting method, the filing of any material amended Tax Return, the entering into of any closing agreement, the settling of any material Tax claim or assessment relating to the Group Company, or the consenting to of any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Group Company, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Group Company for any period ending after the Closing Date;

(e) the revaluing of any of its assets other than in the Ordinary Course of Business;

(f) the incurring of any Indebtedness for borrowed money or guaranteeing any such Indebtedness of another Person, the issuing or selling of any debt securities, warrants, calls or other rights to acquire any debt securities of the Group Company, the guaranteeing of any debt securities of another Person, the entering into of any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or entering into of any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of Ordinary Course trade payables;

(g) the making of any capital expenditure exceeding $50,000 individually or $100,000 in the aggregate except for the Transaction Expenses;

(h) the acquisition (by way of merger, consolidation or business combination) or disposal of, in any form, any equity or voting interest in or any assets of any business or any Person or division thereof or the acquisition, disposition, sale or lease (as lessor or lessee) of any assets, securities or businesses;

(i) the waiving, releasing, assignment, settlement or compromise of any dispute, claim, suit, action or proceeding; or

(j) except as to the residual portion of the dividends on the 2012 financial year profit as approved at the 2013 annual general meeting of the Company, the declaring or setting aside or paying of any dividends on or the making of any other distributions (whether in stock, equity securities or property) in respect of any security of the Group Company.

3.7. Material Contracts.

(a) All agreements, contracts, leases, licenses, instruments, commitments and other obligations to which any Group Company is a party or by which it is bound that: (i) are material to the conduct and operations of its business and its properties, (ii) require any Group Company to provide in-kind consideration, (iii) contain covenants (A) to indemnify or hold harmless any Person or (B) not to (or otherwise restricting or limiting any Group Company’s ability to) compete in any line of business or geographical area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line, (iv) involve real property, (v) involve a joint venture, partnership, or limited liability company relationship, (vi) govern or relate to Indebtedness, including guarantees for money borrowed by others, (vii) obligate any Group Company to develop any product or technology, (viii) relate to the acquisition or disposition of any material assets, (ix) relate to any rights or obligations to undertake the development or commercialization of any pharmaceutical product, (x) require payments by any Group Company in excess of $50,000 per annum, (xi) contain a “change of control” or similar provision (other than any Benefit Plan), (xii) relate to the Development Products or any related products or the Development Compound, (xiii) are required to be set forth on Schedule 3.19(b), (xiv) require capital expenditures or the acquisition or construction of any fixed asset which requires aggregate future payments in excess of $250,000, (xv) are not terminable upon ninety or fewer days notice without penalty or additional liabilities, or (xvi) grant any exclusive marketing, distribution or other similar rights (including “most favored nation” status) (collectively, the “Material Contracts”) are listed on Schedule 3.7(a), and true, correct and complete copies of such agreements, contracts, leases, licenses, instruments, commitments, Indebtedness, liabilities and other obligations and any amendments or supplements thereto have been provided to Buyer.

(b) All of the Material Contracts are valid, binding, in full force and effect and enforceable against the Group Companies, and to the Knowledge of the Company, the other parties thereto, each in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law. The Group Companies are not in Default under any Material Contract and no event has occurred that with the passage of time or the giving of notice or both would give rise to a right of termination or acceleration. To the Knowledge of the Company, no other party is in Default under such Material Contracts and, to the Knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a Default or give rise to a right of termination or acceleration and no written notice of any claim of Default or exercise of any right of termination or acceleration has been given to any Group Company. No Group Company is currently paying liquidated damages in lieu of performance under any Material Contract.

(c) With respect to the Collaboration and License Agreement, the Company has taken, or caused to be taken, each of the ADBK Actions (as such term is defined in the Collaboration and License Agreement).

(d) No Group Company is required to make any payment based upon or arising out of any provision of the Collaboration and License Agreement (or any proceeds received pursuant thereto), except for the payments set forth therein and in the Group Companies’ agreements with Advenchen Laboratories, LLC.

3.8. Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not (a) result in a violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a violation of, or conflict with the deed of incorporation or bylaws of any Group Company or, assuming the consents and approvals referred to in Section 3.16 are duly obtained, a violation of, or conflict with any Applicable Laws or Court Orders applicable to any Group Company or (b) violate, conflict with, result in any breach of, constitute a Default under, or give to others any rights of termination, renegotiation or acceleration, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of any Group Company, any contract or permit to which any Group Company is a party or by which any of such properties or assets are bound or affected, except (in the case of this clause (b) only) for any such violation, conflict, breach or Default which would not have a Material Adverse Effect on the Group Companies.

3.9. Financial Statements. Attached to Schedule 3.9 are (a) copies of the audited financial statements of the Company as of December 31, 2010, December 31, 2011 and December 31, 2012 and notes thereto accompanied by the reports thereon of KPMG, and (b) copies of the unaudited consolidated financial statements of the Group Companies as of September 30, 2013 and notes thereto (the balance sheet contained therein, the “Most Recent

Balance Sheet”) (all the financial statements referred to in clauses (a) and (b) above being hereinafter collectively referred to as the “Financial Statements”). The Financial Statements, including the notes thereto, (i) were prepared in accordance with Italian GAAP applied on a consistent basis throughout the periods covered thereby and (ii) present fairly in all material respects the financial position, results of operations and changes in financial position of the Group Companies as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements described in clause (b) above, to normal year-end audit adjustments consistent with prior periods that are not material in the aggregate).

3.10. Liabilities. The Group Companies have no liabilities of any nature whether known, unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off balance sheet” liabilities, that, individually or in the aggregate, would reasonably be expected to be material to the Group Companies, taken as a whole, which are not shown or provided for on the Most Recent Balance Sheet other than (i) liabilities that have been incurred or accrued in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, and (ii) liabilities incurred as a result of the execution, delivery or performance of this Agreement or as expressly permitted pursuant to the terms of this Agreement.

3.11. Taxes.

(a) The Group Companies have timely filed all Tax Returns they are required to file. Such Tax Returns are accurate, complete and correct in all material respects.

(b) The Group Companies have timely paid all Taxes required to be paid (whether or not shown as due on any Tax Returns and have adequately reserved in accordance with Italian GAAP in the Most Recent Balance Sheet for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the balance sheet date.

(c)

(i) No written claim has been made by any taxing authority in any jurisdiction where the Group Companies do not file Tax Returns that it is or may be subject to Tax by that jurisdiction and the Group Companies have no Knowledge that any such claim is being contemplated.

(ii) No extensions or waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Group Companies.

(iii) No written claim for assessment or collection of Taxes is presently being asserted against any Group Company, and there is no presently pending audit examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to any Group Company, and the Group Companies have no Knowledge that any such action or proceeding is being contemplated.

(d) All deficiencies asserted or assessments made against the Group Companies as a result of any examinations by any taxing authority have been fully paid.

(e) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Group Companies.

(f) No Group Company is party to or bound by any tax indemnity, tax sharing, tax allocation or similar agreement.

(g) No Group Company is party to or bound by any closing agreement, offer in compromise or other agreement with any taxing authority.

(h)(i) No Group Company has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or non-U.S. law), or a member of a combined, consolidated or unitary group for state, local or non-U.S. Tax purposes, other than the group of which the Company is the common parent;

(ii) No Group Company has liability for Taxes of any person (other than the Group Companies) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. income Tax law), as transferee or successor, by contract, or otherwise; and

(iii) No Group Company has engaged in a transaction that constitutes a “reportable transaction”, as such term is defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction that constitutes a “listed transaction”, as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(i) No Group Company has ever been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(j) The Group Companies have withheld and paid, when due, all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

(k) There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any Group Company in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted by any Tax authority.

3.12. Environmental Matters. There have been by the Group Companies no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under the Leased Real Property that could be reasonably likely to form the basis of an Environmental Claim against any Group Company, (b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against any Group Company and (c) no Group Company is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation under any Environmental Law. The Group Companies have no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of the Leased Real Property, which may have occurred prior to any Group Company having taken possession of any of the Leased Real Property. For the purposes of this Section 3.12, “Hazardous Materials”

shall mean any hazardous substance, hazardous waste, contaminant, pollutant, toxic substance, toxic chemical, hazardous material, hazardous chemical or petroleum and its fractions (as such terms are defined by all Applicable Laws relating to pollution, to the protection of the environment or to natural resources (collectively referred to herein as the “Environmental Laws”)).

3.13. Employee Benefits.

(a) Schedule 3.13(a) lists as of the date hereof a true and complete list of all bonus, pension, stock option, stock purchase, benefit, severance, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs, arrangements or payroll practices, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current employees of any Group Companies, including the severance payment “Trattamento di Fine Rapporto” and any mandatory or state sponsored Benefit Plans, pensions, funds, programs or arrangements (each a “Benefit Plan” and, collectively, the “Benefit Plans”). With respect to each Benefit Plan, the Sellers have provided the Buyer, to the extent applicable, with true and complete copies of all relevant plan documents.

(b) Each of the Benefit Plans, and the administration thereof, is, and has been, in compliance with the requirements provided by any Applicable Law. Other than routine claims for benefit, there is no material claim or proceeding (including any audit or investigation) pending or, to the Knowledge of the Company, threatened, involving any Benefit Plan or any Governmental Authority.

(c) With respect to the Benefit Plans, all required contributions for all periods ending before the Closing Date have been made in compliance with Applicable Law. As of the Closing Date none of the Benefit Plans will have unfunded benefit liabilities.

(d) With respect to each Benefit Plan (i) no transaction prohibited by any Applicable Law has occurred or is expected to occur as a result of the transactions contemplated herein, (ii) no action, suit or other manner of litigation, or claim with respect to the assets thereof of any Benefit Plan is pending, threatened or imminent against or with respect to any of the Benefit Plans or any Group Companies, including any action, suit or other manner of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Benefit Plan, and (iii) to the knowledge of Sellers, no events have occurred and no circumstances exist which would give rise to or could give rise to any such actions, suits or other manner of litigation, or claims with respect to any Benefit Plan.

(e) Except as required by Applicable Law or as disclosed on Schedule 3.13(e), none of the Group Companies maintains, contributes to, or has any liability (fixed, contingent or otherwise) for medical, health, life, or other welfare benefits for terminated employees or for present employees after termination of their employment.

(f) Schedule 3.13(f) sets forth a list as of the date hereof of all (i) employment agreements with current officers of any Group Company, (ii) agreements with consultants who are individuals obligating any Group Company to make annual cash payments in an amount of fifty thousand dollars ($50,000) or more, (iii) severance agreements, programs and policies of any Group Company with or relating to its employees, except such programs and policies required to be maintained by Applicable Law and (iv) plans, programs, agreements and other arrangements of any Group Company with or relating to its employees that contain change in control provisions. The Company has delivered to Buyer true and complete copies of all such agreements, plans, programs and other arrangements.

(g) Except as set forth on Schedule 3.13(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of any Group Company or with respect to any Benefit Plan; (ii) increase any benefits otherwise payable under any Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

3.14. Compliance with Law.

(a) The operation of the business of the Group Companies has been conducted in material compliance with all Applicable Laws and all Court Orders applicable to the Group Companies and required in the operations of its business. No Group Company has received any written notice to the effect that it is not in material compliance with any such regulations or Court Orders, and the Group Companies do not know of any existing circumstances that are reasonably likely to result in a material violation of any of the foregoing.

(b) No criminal activities have been carried out in favor or in the interest of the Group Companies which may, pursuant to the Italian Legislative Decree June 8, 2001 No. 231, as implemented and amended from time to time, or any other Applicable Laws, give rise to any liability of the Group Companies.

3.15. Permits. Schedule 3.15 sets forth a complete list of all Permits used in the operation of the Group Companies’ business or otherwise held by a Group Company, all of which are in full force and effect as of the date hereof. The Group Companies have all Permits required in the operation of their business and to own, lease and operate their properties and assets, and such Permits are in full force and effect and are owned by the Group Companies free and clear of all Encumbrances except Permitted Encumbrances, except such Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on the Group Companies. No Group Company is in material Default and no event has occurred that with or without the passage of time or the giving of notice or both would give rise to a right of termination or acceleration, nor has any Group Company received any written notice of any claim of Default, with respect to any such Permit. Such Permits will not be adversely affected by the completion of the transactions contemplated by this Agreement. No suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

3.16. Consents and Approvals. Except for the approval of this Agreement and the transactions contemplated hereby in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consent, notice, approval or authorization of, or filing or registration with, any Governmental Authority, or any other Person is required to be made, obtained or given by the Group Companies in connection with the execution, delivery and performance by the Group Companies of this Agreement and the consummation of the transactions contemplated hereby. The information provided by the Group Companies for inclusion in any notice or filing for purposes of approval of this Agreement and the transactions contemplated hereby in accordance with the HSR Act is true, complete and accurate.

3.17. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Proceeding”) pending (or, to the Knowledge of the Company, threatened) against any Group Company, or relating to its activities, properties or assets or, to the Knowledge of the Company, against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, any Group Company. To the Knowledge of the Company, there is no factual or legal basis for any such Proceeding that would be reasonably likely to result, individually or in the aggregate, in any Material Adverse Effect on the Group Companies. The Group Companies are not party to or subject to the provisions of any Court Order, writ, injunction, judgment or decree of any court or government agency or instrumentality, and there is no material Proceeding by any Group Company currently pending or which any Group Company intends to initiate.

3.18. Labor Matters.

(a) No Group Company is a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to employees of any Group Company (other than the applicable Italian collective bargaining agreement) and, to the Knowledge of the Company, there are not any activities or proceedings of any labor union to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any Group Company or any employee or other service provider thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting any Group Company, and none of the Group Companies has within the last three years experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no charges with respect to or relating to any Group Company pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b) The Group Companies are and for the last five years have been in compliance in all material respects with all Applicable Laws and applicable collective bargaining agreements relating to employment of labor, including all Applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, plant closings, relocations, mass layoffs and employment losses, hiring, promotion and termination of employees, and the collection and payment of withholding and/or social security Taxes. The Group Companies have fulfilled all of their obligations connected to or arising from any integrative welfare fund or integrative medical assistance or insurance fund provided for by the applicable collective bargaining agreements. Each Group Company has met in all material respects all requirements required by Applicable Law relating to the employment of foreign citizens, and no Group Company currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(c) No Group Company has within the last five years effectuated a plant closing or mass layoff or taken any other action that would trigger notice or liability under any Applicable Laws pertaining to plant closings, relocations, mass layoffs and employment losses.

(d) Neither the Company nor, to the Knowledge of the Company, any of the Group Companies’ employees is bound by any contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such Person’s best efforts to promote the interests of the Group Companies or that would materially conflict with the Group Companies’ business as currently conducted.

(e) Schedule 3.18(e) lists all of the directors of the Group Companies, and their compensation from the commencement of the current fiscal year and the remainder of such fiscal year.

(f) The Group Companies have always complied and currently comply with all Applicable Laws and collective agreements in relation to work supply agreements (the so-called “contratti di somministrazione lavoro”); none of such work supply agreements have been structured, implemented or performed in a way so as to entitle any relevant counterparty to be recognized as indefinite-term employees or other type of employees of any of the Group Companies.

(g) The Group Companies are not liable, pursuant to Applicable Law governing joint liabilities of principals and contractors, for (x) the payment of any salaries due to employees of any of their contractors or (y) the payment of the social contributions accrued on the salaries referred to in clause (x) above. None of the employees of any contractors providing services to any of the Group Companies are, or could reasonably be considered to be, an employee of any of the Group Companies under Applicable Law.

3.19. Intellectual Property.

(a) Schedule 3.19(a) sets forth a complete and accurate list of all (1) patents and patent applications owned, used or held for use by the Group Companies and (2) trademark and service mark applications and registrations, registered copyrights and domain name registrations owned by the Group Companies, in each case (1) and (2), specifying as to each such item, as applicable (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, (iv) the date of application and issuance or registration of the item.

(b) Schedule 3.19(b) sets forth a complete and accurate list of all material licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any Intellectual Property used or held for use by, or contemplated for use by, the Group Companies, including in relation to any Development Compound or a Development Product, and

(ii) by which any Group Company licenses or otherwise authorizes a third party to use any Intellectual Property of a Group Company. No Group Company has a payment obligation to a third party relating to Intellectual Property used or held for use by any Group Company other than pursuant to the agreements listed in Schedule 3.19(b).

(c) The Group Companies own all right, title and interest in and to, or are validly licensed or otherwise have a valid and enforceable right to use, and have the right to bring actions for the infringement or other violation of, all Intellectual Property owned, used or held for use in or necessary for the operation of the business of the Group Companies as it is currently conducted and/or, with respect to the Development Compound or Development Product as contemplated to be conducted.

(d) The business of the Group Companies as it is currently conducted or contemplated to be conducted, including any proposed written plans to make, have made, import, offer for sale, sell and otherwise develop and commercialize the Development Compound or a Development Product, does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction. Within the six (6) years prior to this Agreement, no third party has had any pending or threatened claims that any Group Company has infringed, diluted, misappropriated or otherwise violated any Intellectual Property of a third party.

(e) To the Knowledge of the Company, the Group Companies have sufficient right, title and interest in the Intellectual Property to exclude all other Persons from making, having made, importing, offering for sale, selling and otherwise developing or commercializing the Development Compound or a Development Product worldwide (excluding China and the territory covered by the Collaboration and License Agreement, in accordance with the terms of such agreement). Within the six (6) years prior to this Agreement, no Group Company has had any claim pending that a third party has infringed, diluted, misappropriated or otherwise violated any Intellectual Property of any Group Company.

(f) All of the Intellectual Property listed in Schedule 3.19(a), and except as set forth in Schedule 3.19(f), all granted patent claims that cover the Development Compound or a Development Product, or its method of pharmaceutical use or manufacture, in a patent listed in or licensed under an Agreement listed in Schedule 3.19(b), are (i) to the Knowledge of the Company, valid and (ii) in full force and not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their validity and (iii) either (a) are held of record in the name of a Group Company free and clear of all Encumbrances or licenses or other grants of rights to use (other than licenses set forth on Schedule 3.19(b)), or (b) are held of record in the name of a licensor that has granted rights to the Group Companies under a license agreement listed in Schedule 3.19(b). With respect to patents and patent applications listed on Schedule 3.19(a), no opposition, extension of time to oppose, rejection, priority claim or other refusal to register (other than preliminary office actions) has been received.

(g) The Group Companies have taken commercially reasonable confidentiality and security measures to safeguard and maintain their property rights in all confidential data and information owned by a Group Company.

(h) All officers, employees, consultants or contractors of each Group Company with access to proprietary data and information owned by any Group Company have executed and delivered to such Group Company an agreement regarding the protection of proprietary data and information, and all employees, consultants and contractors of such Group Company who have created or developed, or contributed to the creation or development of, any Intellectual Property owned or purported to be owned by any Group Company, or whose job responsibilities include the creation or development of Intellectual Property, have signed agreements containing assignment of Intellectual Property rights to such Group Company. No current or prior officer, employee, consultant or contractor of the Group Companies has claimed in writing, and to the Knowledge of the Company, has any grounds to assert a claim to, or any ownership interest in, any Intellectual Property as a result of having been involved in the development of such property while employed or engaged by or consulting to the Group Companies.

(i) To the Knowledge of the Company, the Group Companies have made available to Buyer all material information in their possession or known to them with respect to the drug development pipeline of Advenchen Laboratories, LLC and its Affiliates.

3.20. Transactions with Certain Persons. No officer, director or securityholder of any Group Company or, to the Knowledge of the Company, any Affiliate or family member of any such Person has or has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to any Group Company any material goods, property, technology, intellectual or other property rights or (b) any contract or agreement to which any Group Company is a party or by which it is bound or to which any of its properties or assets is subject.

3.21. Insurance. Schedule 3.21 sets forth a complete and correct list of all insurance policies of the Group Companies of any kind currently in force. True, correct and complete copies of such insurance policies have been made available to Buyer. All such insurance policies are in full force and effect. The Group Companies do not have any self-insurance or co-insurance programs. The Group Companies are not in Default under any provision of any such insurance policy, and no event has occurred that with or without the passage of time or the giving of notice or both would give rise to a right of termination or acceleration and the Group Companies have not received written notice of cancellation of any such insurance.

3.22. Certain Business Practices. None of the directors, officers, agents or employees of the Group Companies or any of their Affiliates has, in each case in connection with the Group Companies’ business, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including expenses related to political activity, or (b) made any unlawful payment to non-U.S. or domestic government officials or employees or to non-U.S. or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or other similar non-U.S. laws.

3.23. No Broker. None of the Group Companies nor any of their partners, Representatives or Affiliates has entered into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in an obligation of Buyer, or any Group Company to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.24. Books and Records. The Group Companies have made and kept (and given Buyer access to) true, correct and complete books and records and accounts, which accurately and fairly reflect the activities of the Group Companies. The minute books of the Group Companies previously made available to Buyer accurately and adequately reflect in all material respects all action previously taken by the stockholders, board of directors, committees of the board of directors and board of statutory auditors of the Group Companies. The copies of the stock book records of the Group Companies previously made available to Buyer are true, correct and complete, and accurately reflect all transactions effected in the stock of the Group Companies through and including the date hereof.

3.25. Bank Accounts. Schedule 3.25 contains a true, correct and complete list of all bank accounts maintained by the Group Companies, including each account number and the name and address of each bank and the name of each person who has signature power with respect to each such account or power of attorney to act on behalf of such Group Company.

3.26. Drug Regulatory Agency and Related Matters. (a) The Group Companies are in compliance in all material respects with all written communications, including, but not limited to, all regulatory or warning letters, notices of adverse findings and similar letters or notices, between any Group Company and a Drug Regulatory Agency. The Group Companies are not subject to, and have not received written notice of, any criminal, injunctive, seizure or civil penalty actions begun or threatened by any Drug Regulatory Agency against any Group Company and all related consent decrees (including plea agreements) issued with respect to any Group Company.

(b) The Group Companies have no Knowledge (and have not been notified by a Company Partner (as defined below)) of any current regulatory action of any sort (other than non-material routine or periodic inspections or reviews) against any of the Group Companies or any Person that manufactures, develops or engages in preclinical or clinical study of the Development Compound pursuant to a development, contract research, commercialization, manufacturing, supply or other collaboration arrangement with the Group Companies (each, a “Company Partner”) by any Drug Regulatory Agency or any other duly authorized Governmental Authority which regulates the clinical testing or sale of drugs in any jurisdiction. To the Knowledge of the Company, none of the Group Companies or any Company Partner, has knowingly committed or permitted to exist any material violation of the rules and regulations of any Drug Regulatory Agency or any other duly authorized Governmental Authority that regulates the sale of drugs which has not been cured by the Group Companies or, to the Knowledge of the Company, any Company Partner, or waived by any Drug Regulatory Agency or any other Governmental Authority.

(c) All preclinical studies that have been conducted by or on behalf of the Group Companies or any licensor to the Group Companies, and clinical trials that have been or are being conducted by the Group Companies, have been or are being conducted in compliance with the applicable requirements of Good Laboratory Practices or Good Clinical Practices, each as applicable, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Group Companies.

(d) The manufacture of the Development Compound by the Group Companies is, or, in the case of the Development Compound manufactured by a Company Partner, to the Knowledge of the Company is, being conducted in compliance with the EMA’s applicable current Good Manufacturing Practices regulations for drug products, as applicable, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Group Companies. In addition, the Group Companies are in compliance with all applicable registration and listing requirements set forth in Directive 2003/94/EC and all similar Applicable Laws, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Group Companies. The Group Companies have not received notice from any Company Partner of, and to the Knowledge of the Company, there does not currently exist, any material interruption of supply or manufacturing capacity, shortage of raw materials, components or other manufacturing problems that would have a material effect on the subsequent development or commercialization (as such development or commercialization is contemplated as of the date of this Agreement) of the Development Compound.

(e) None of the Group Companies or, to the Knowledge of the Company, any of their respective employees, agents or subcontractors, has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by any Drug Regulatory Agency, and there are no proceedings pending or, to the Knowledge of the Company, threatened in writing that reasonably might be expected to result in criminal liability or debarment or disqualification by any Drug Regulatory Agency.

(f) The Group Companies have made available to Buyer all material information known to them with respect to the safety and efficacy of the Development Compound. The Group Companies have no Knowledge of any Serious Adverse Event associated with clinical trials of the products containing the Development Compound of the Group Companies whether conducted by or on behalf of any Group Company that have not been reported to applicable Drug Regulatory Agencies and other applicable Governmental Authorities in accordance with Applicable Law.

(g) The Group Companies have made available to Buyer a copy of all Drug Regulatory Agency (i) inspection reports, (ii) notices of adverse findings, warning, untitled letters, minutes of meetings, or (iii) other correspondence from any Drug Regulatory Agency concerning the Development Compound in their possession in which any Drug Regulatory Agency asserted that the operations of any Group Company may not be in compliance with Applicable Laws or that the Development Compound may not be safe, effective, or approvable.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to Buyer to enter into this Agreement, except as disclosed in the Disclosure Schedule, each Seller, severally and not jointly, hereby makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date.

4.1. Authorization. If such Seller is not an individual: (i) such Seller is a company duly organized, validly existing and in good standing under the laws of its place of organization; (ii) such Seller has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder; (iii) the execution and delivery of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly approved by all necessary action on the part of such Seller, and (iv) no other proceeding on the part of such Seller is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and is the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

4.2. Title to the Shares. Such Seller owns of record and beneficially all of the Shares set forth opposite such Seller’s name on Exhibit 2.3(c), free and clear of all Encumbrances.

4.3. Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not (a) if such Seller is not an individual, result in a violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a violation of, or conflict with the organizational documents of such Seller, as applicable, or, assuming the consents and approvals referred to in Section 3.16 are duly obtained, a violation of, or conflict with any Applicable Laws or Court Orders applicable to such Seller or (b) violate, conflict with, result in any breach of, constitute a Default under, or give to others any rights of termination, renegotiation or acceleration, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of such Seller, any contract or permit to which any such Seller is a party or by which any of such properties or assets are bound or affected, except (in the case of this clause (b) only) for any such violation, conflict, breach or Default which would not prevent or materially delay consummation of the transaction contemplated hereby or otherwise prevent such Seller from complying with the terms and provisions of this Agreement.

4.4. Consents and Approvals. Except for the approval of this Agreement and the transactions contemplated hereby in accordance with the HSR Act, no consent, notice, approval or authorization of, or filing or registration with, any Governmental Authority, or any other Person is required to be made, obtained or given by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby. The information provided by such Seller for inclusion in any notice or filing for purposes of approval of this Agreement and the transactions contemplated hereby in accordance with the HSR Act is true, complete and accurate.

4.5. Litigation. There is no Proceeding pending (or, to such Seller’s actual knowledge, threatened) against such Seller that would prevent or materially delay the consummation of the transaction contemplated hereby or otherwise prevent such Seller from complying with the terms and provisions of this Agreement. Such Seller is not party to or subject to the provisions of any Court Order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would prevent or materially delay the consummation of the transactions contemplated hereby.

4.6. [Intentionally left blank].

4.7. No Broker. Neither such Seller nor any of its respective partners, Representatives or Affiliates has entered into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in an obligation of Buyer, any Group Company, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby. No Seller nor any Affiliate of any Seller (other than the Group Companies) is party to, or has any rights under any confidentiality agreement or similar agreement pursuant to which information or due diligence items that relate to the Group Companies or the business of the Group Companies were provided to any other Person.

4.8. Accredited Investor. Except as set forth on Schedule 4.8, each Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.9. Acquisition for Investment. The acquisition by such Seller of any shares of Buyer Common Stock pursuant to the terms of this Agreement shall be for its own account and not with a view to or for sale in connection with the distribution thereof. Except in accordance with Applicable Law, such Seller does not have a present intention to sell any of the shares of Buyer Common Stock that such Seller acquires pursuant to the terms of this Agreement. Such Seller acknowledges that it (i) has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in Buyer Common Stock, (ii) is able to bear the economic risks associated with an investment in Buyer Common Stock, and (iii) can bear a total loss of such investment therein.

4.10. Disclosure. Such Seller acknowledges that Buyer has made available to Seller the opportunity to ask questions of, and to receive answers from, persons acting on behalf of Buyer concerning Buyer Common Stock and to obtain any additional information desired by such Seller with respect to Buyer and its subsidiaries.

4.11. Restricted Securities.

(a) Such Seller understands that any shares of Buyer Common Stock that such Seller acquires pursuant to the terms of this Agreement will not be registered as of the Closing under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein. Such Seller understands that any shares of Buyer Common Stock that such Seller acquires pursuant to the terms of this Agreement will be “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, such Seller must hold any shares of Buyer Common Stock that such Seller acquires pursuant to the terms of this Agreement indefinitely unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144 promulgated thereunder. As a result, such Seller acknowledges that the certificates evidencing Buyer Common Stock that such Seller acquires pursuant to the terms of this Agreement will bear the following legend or a similar legend reflecting the restrictions on the transfer of such securities contained in this Agreement:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OF SUCH LAWS OR IN A TRANSACTION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER, QUALIFIED AS AN EXEMPT TRANSACTION UNDER THE ACT AND SUCH LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.”

(b) Such Seller understands that no United States federal or state agency or any Governmental Authority has passed upon or made any recommendation or endorsement of any shares of Buyer Common Stock that such Seller acquires pursuant to the terms of this Agreement.

4.12. No General Solicitation. Such Seller acknowledges that any shares of Buyer Common Stock that such Seller acquires pursuant to the terms of this Agreement were not acquired by such Seller as a result of or subsequent to any general or public solicitation, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Seller was invited by any of the foregoing means of communication.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to the Company and the Sellers as of the date hereof and as of the Closing Date.

5.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its business as it is presently being conducted, and to own, lease or operate, as applicable, its assets and properties, and to perform all its obligations under its contracts. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer. Buyer is not in violation of its certificate of incorporation or bylaws.

5.2. Authorization. Buyer has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly approved by the board of directors of Buyer. No other proceeding on the part of Buyer is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

5.3. Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not (a) result in a violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a violation of, or conflict with the certificate of incorporation or bylaws of Buyer, or, assuming that the consents and approvals referred to in Section 5.5 are duly obtained, a violation of, or conflict with any Applicable Laws or Court Orders applicable to Buyer, or (b) violate, conflict with, result in any breach of, constitute a Default under, or give to others any rights of termination or acceleration, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of Buyer, any contract or permit to which any Buyer is a party or by which any of such properties or assets are bound or affected, except (in the case of this clause (b) only) for any such violation, conflict, breach or Default which would not have a Material Adverse Effect on Buyer.

5.4. Compliance with Law. The business of Buyer has been conducted in material compliance with all Applicable Laws and all Court Orders applicable to Buyer and required in the operations of its business. Buyer has not received any notice to the effect that, or otherwise been advised that, it is not in material compliance with any such Applicable Laws or Court Orders, and Buyer does not know of any existing circumstances that are likely to result in violations of any of the foregoing.

5.5. Consents and Approvals. Except for (i) the approval of this Agreement and the transactions contemplated hereby in accordance with the HSR Act and (ii) the filing of a registration statement in connection with the resale of the Share Consideration pursuant to the Registration Rights Agreement with the SEC, no consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

5.6. Litigation. There are no Proceedings pending, or to the knowledge of Buyer, threatened against or affecting Buyer, that have or might be reasonably expected to have a Material Adverse Effect on Buyer.

5.7. No Broker. Neither Buyer nor any of its respective partners, Representatives or Affiliates has entered into, nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Sellers to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

5.8. SEC Filings.

(a) Buyer’s SEC Reports complied as to form in all material respects with the requirements of the Exchange Act in effect on the date of filing. Buyer’s SEC Reports, when taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of Buyer’s financial statements (including the related notes) included in Buyer’s SEC Reports present fairly in all material respects the consolidated financial position and consolidated results of operations and cash flows of Buyer and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. GAAP consistently applied during the period involved, except as otherwise noted therein, and subject, in the case of any unaudited interim financial statements included therein, to normal year-end adjustments and to the absence of complete footnotes.

(c) Since September 30, 2013, no event, change, circumstance, effect, development or state of facts, violation, inaccuracy or other matter has occurred, which individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Buyer.

5.9. Limited Representations. Except for the representations and warranties contained in Article III and Article IV (including the related portions of the Disclosure Schedule), none of the Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company. In connection with the investigation by Buyer of the Company, Buyer has received from the Sellers or the Company certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them. Accordingly, Buyer acknowledges that the Sellers and the Company make no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans) and the Buyer has not relied on any such estimates, projections, forecasts or plans.

5.10. Buyer Common Stock. The shares of Buyer Common Stock included in the Share Consideration, when issued to the Sellers in accordance with the terms and conditions of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable. Assuming the accuracy of the representations of each Seller in Sections 4.8, 4.9, 4.10, 4.11 and 4.12, the Share Consideration will be issued in compliance with all applicable federal and state securities laws.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1. Conduct of Business by the Company. During the period from the date hereof and continuing until the Closing, the Company shall (i) carry on its business in the Ordinary Course and in material compliance with all Applicable Law, (ii) use commercially reasonable efforts to preserve intact its present business organization, including the services of its key employees and the goodwill of its lenders, suppliers, regulators and other Persons with whom it has business relationships.

6.2. Confidentiality. Each Seller covenants and agrees that such Seller shall keep secret and retain in strictest confidence, and shall not furnish, make available or disclose to any third party or use for such Seller’s own benefit or the benefit of any third party, any Confidential Information, unless such information (i) was or becomes available to the public from a source other than any Seller or any Affiliate of a Seller, (ii) is requested to be disclosed by a Governmental Authority or required by Applicable Law (in which case the disclosing Seller shall, to the extent reasonably practicable and legally permissible, provide Buyer with advance notice of such required or requested disclosure, shall use commercially reasonable efforts (at Buyer’s sole cost and expense) to resist such disclosure, and, at the request of Buyer, shall cooperate with Buyer to, at Buyer’s sole cost and expense, limit or prevent such disclosure), or (iii) becomes available to such Seller after the date hereof on a non-confidential basis from a source other than the Group Companies; provided, that such other source is not known by Seller to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality on nonuse to Buyer or any of its Affiliates or any other person with respect to such information. As used herein, “Confidential Information” shall mean any information relating to the business or affairs of the Group Companies, including, but not limited to, their development plans, costs, finances, marketing plans, equipment configurations, data, databases, access or securities codes or procedures, business opportunities, names of and contact information for business relations, research and development, inventions, algorithms, know-how and other proprietary information used by any of the Group Companies in connection with their business.

6.3. Public Disclosure.

(a) Without limiting any other provision of this Agreement, Buyer and Sellers’ Representative shall be consulted before the issuance of, and provided with the opportunity to review, comment upon and concur with, and agree on, any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and neither Buyer nor any Seller (or Group Company prior to the Closing) shall issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by Applicable Law.

(b) The Parties have agreed to the text of the joint press release announcing the execution of this Agreement. Buyer will file a current report on Form-8-K with the SEC immediately after execution hereof containing a description of this Agreement, which description shall be as agreed by the Sellers’ Representative and Buyer.

6.4. [Intentionally left blank].

6.5. Buyer Director. No later than the 2015 annual meeting of the stockholders of Buyer, Buyer shall use its reasonable best efforts to have designated, nominated and/or appointed one director to the board of directors of Buyer mutually agreed to by Buyer and Sellers entitled to receive 66 and 2/3 of the Subsequent Consideration, subject to Applicable Law and stock exchange rules (including Nasdaq FAQ Identification Number 292); provided, that Buyer shall have no further obligation under this Section 6.5 as of the first date that the Sellers (excluding any assignees or transferees thereof) do not hold, in the aggregate, the right to receive at least fifty percent (50%) of the potential remaining Subsequent Consideration.

6.6. Covenant Not to Compete.

(a) Each Seller acknowledges that the agreements and covenants contained in this Section 6.6 are essential to protect the value of the Shares being acquired by Buyer. Therefore, each Seller agrees that for the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, such Seller shall not, and shall not permit its Affiliates to, anywhere in the world, participate or engage, directly or indirectly, for themselves or on behalf of or in conjunction with any Person, as an employee, agent, officer, consultant, director, shareholder, partner, joint venture or investor or otherwise, in any research, development, manufacture, sale, investment, or otherwise engage in any business involving, the items set forth on Exhibit 6.6(a).

(b) The Sellers agree that a monetary remedy for a breach of the agreement set forth in Section 6.6(a) would be inadequate and impracticable and further agree that such a breach would cause Buyer irreparable harm. In the event of such a breach, the Sellers agree that, in addition to other equitable remedies, Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine, without the necessity of proving actual damages.

(c) If any provision of this Section 6.6 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under Applicable Laws and shall be binding and enforceable with respect to the Sellers and their Affiliates as so curtailed.

6.7. Resignation of Statutory Auditors. If requested by Buyer, the Sellers will request the resignation of the statutory auditors of the Group Companies.

6.8. Indemnification of Directors and Officers.

(a) Buyer agrees that all rights to indemnification existing as of the date of this Agreement and permissible under Applicable Law for acts or omissions occurring prior to the Closing in favor of any current or former director, statutory auditor or officer of the Group Companies (each, a “Covered Person”) as provided in the Group Companies respective organizational documents, individual indemnity agreements or as provided pursuant to a resolution of the directors or managers of a Group Company, as applicable, in each case set forth on Exhibit 6.8(a), shall survive the Closing and shall not be amended, repealed or otherwise modified and shall continue in full force and effect in accordance with their terms for a period of six (6) years from the Closing Date.

(b) At or prior to the Closing, Buyer shall purchase a six (6) year non-cancellable “tail” prepaid directors’ and officers’ liability insurance policy covering the Covered Persons, which provides at least the same coverage and amounts and containing terms and conditions which are no less favorable to the Covered Persons than the policies maintained as of the date hereof (the “D&O Tail”), effective as of the Closing.

(c) The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, the Covered Persons, their heirs, legatees, representatives, successors and assigns, it being expressly agreed that the Covered Persons shall be third party beneficiaries of this Section 6.8 and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Covered Person may have by contract or otherwise.

(d) In the event any Group Company or any of their respective successors or assigns (i) consolidates or mergers into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Buyer shall cause proper provisions to be made so that the successors and permitted assigns of the Group Companies or any of their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.8.

6.9. Tax Matters.

(a) The Parties shall cooperate fully, as and to the extent reasonably requested by any of them, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. In this regard, Buyer shall retain all books and records with respect to Tax matters of the Company which are or may be pertinent to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations and shall make them available to the Sellers’ Representative in connection with any audit of the Company which could give rise to an indemnification obligation of any of the Sellers. The Buyer agrees to use commercially reasonable efforts to use any available Tax credit that may reduce Pre-Closing Taxes consistent with Applicable Law.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (including Italian Tax on Financial Transactions pursuant to article 1, par. 491 of law 228 of December 24, 2012), if any, shall be borne and paid by Buyer. Buyer shall prepare and timely file all Tax Returns required to be filed in respect of any such charges. For avoidance of doubt, the Parties hereby expressly agree and acknowledge that this provision shall not be applicable to any capital gain tax possibly due under any Applicable Law in connection with this Agreement, it being understood that such possible capital gain tax, if due, shall be solely and entirely borne by the Sellers.

6.10. Development and Commercialization of the Development Products.

(a) Buyer may direct, modify and terminate the clinical development or commercialization of any Development Product or the Development Compound or any products related thereto at any time, based upon its assessment, in its sole discretion, due to scientific, technical, regulatory or commercial reasons, including (a) safety or efficacy concerns, including adverse events of any Development Product or the Development Compound, (b) concerns relating to the present or future marketability or profitability of any Development Product or the Development Compound, (c) reasons related to Intellectual Property coverage of any Development Product or the Development Compound or (d) existing and anticipated competition that renders the clinical development or commercialization of any Development Product or the Development Compound no longer commercially practicable.

(b) Buyer shall not, and will not permit its Subsidiaries (including after the Closing, the Group Companies) to, modify amend or waive, or consent to modify, amend or waive, any provision of the Collaboration and License Agreement in a manner that would delay the payment of, adversely affect the likelihood of payment of, or impose additional restrictions on the payment of the EMA Subsequent Payment Amount, the MA Subsequent Payment Amount or the Sales Subsequent Payment Amount. Buyer shall not, and will not permit its Subsidiaries (including after the Closing, the Group Companies) to, create a lien, pledge or security interest on any payments to be made by Servier pursuant to the Collaboration and License Agreement to the Company, or to be paid to Sellers.

(c) Subject to Section 6.10(a), following the Closing, Buyer shall use commercially reasonable efforts to achieve each of the Milestones and to develop and commercialize the Development Compound in the United States. Buyer agrees that it will not, and will not permit its Affiliates (including after the Closing, the Group Companies) to, take any action with the primary intent of preventing or materially delaying the achievement of any Milestone.

(d) Buyer shall cause the Company to comply with all of its obligations, and cause the Company to use commercially reasonable efforts to enforce its rights, under the Collaboration and License Agreement and the Group Companies’ agreements with Advenchen Laboratories, LLC.

6.11. Seller Release.

(a) From and after the Closing, none of Buyer, the Company or any of their respective Affiliates, predecessors, successors, parent corporations, Subsidiaries, stockholders, current or former directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans (the “Seller Released Parties”) shall have any obligation or liability to any undersigned Seller, or his, her or its successors or assigns, in his, her or its capacity as a

Seller and/or as a director, officer and employee of the Company or any of its Subsidiaries (as applicable), whether arising prior to, on or after the Closing (so long as the events giving rise to the liability or obligation occurred prior to the Closing) including with respect to the allocation of the Transaction Consideration among Sellers (such obligations and liabilities, with the exception of the Specified Obligations, the “Seller Released Obligations”), except for (i) rights and claims for indemnification to the extent a Seller Indemnified Party is entitled to be indemnified by Buyer under Article VII of this Agreement, (ii) the undersigned Seller’s right to full and complete payment for its Shares, (iii) if the undersigned Seller is an officer, director or employee of any Group Company, rights under any Benefit Plan (other than any such plan that provides for equity-based compensation), rights to earned but unpaid wages or compensation, unpaid vacation or sick pay or unreimbursed business expenses and (iv) the third party beneficiary rights, if any, described in Section 6.8(b) (items (i) through (iv), the “Specified Obligations”); provided, that the foregoing shall not preclude the undersigned Seller from seeking recovery under the D&O Tail to the extent such coverage is available.

(b) Effective from and after the Closing, the undersigned Seller, for himself, herself or itself and on behalf of his, her or its successors and assigns, irrevocably and unconditionally waives, releases and promises never to assert any claims or causes of action, promises or similar rights of any type (however described and however arising) that the undersigned Seller or any of his, her or its successors and assigns may currently have, or may have in the future, whether or not now known, against any Seller Released Party with respect to any matter related to the Seller Released Obligations (the “Seller Released Claims”).

(c) Prior to the Closing, except for any Specified Obligations, the Sellers shall cause all accounts, arrangements and agreements between any Seller or any Affiliate of Seller, on the one hand, and the Company or any Company Subsidiary, on the other hand, to be settled, discharged, terminated and satisfied, in all respects, with no continuing obligation or liability of the Seller Released Parties, including the Group Companies following the Closing.

(d) The undersigned Seller acknowledges that he, she or it may hereafter discover facts other than or different from those that he, she or it knows or believes to be true with respect to the subject matter of the Seller Released Claims, but he, she or it hereby expressly agrees that, on and as of the Closing, such Seller shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Seller Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.

6.12. Buyer Release.

(a) From and after the Closing, none of the undersigned Sellers or any of their respective Affiliates, predecessors, successors, parent corporations, Subsidiaries, stockholders, current or former directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans (the “Buyer Released Parties”) shall have any obligation or liability to Buyer, the Group Companies or any of their respective Affiliates, predecessors, successors, parent corporations, Subsidiaries, stockholders, current or former directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans, in such Buyer Released

Parties’ capacity as a director, officer, employee, stockholder, beneficial owner, consultant, attorney or agent of the Group Companies, whether arising prior to, on or after the Closing (so long as the events giving rise to the liability or obligation occurred prior to the Closing) (such obligations and liabilities, the “Buyer Released Obligations”), except for fraud, gross negligence or willful misconduct; provided, that this Section 6.12 shall not affect any obligations or liabilities of any Buyer Released Parties under any rights and claims for indemnification to the extent a Buyer Indemnified Party is entitled to be indemnified under Article VII of this Agreement or pursuant to any agreement between a Group Company and any Seller or its Affiliates that survives the Closing.

(b) Effective from and after the Closing, Buyer and the Group Companies, for itself and on behalf of its successors and assigns, irrevocably and unconditionally waives, releases and promises never to assert any claims or causes of action, promises or similar rights of any type (however described and however arising) that Buyer, the Group Companies or any of their successors and assigns may currently have, or may have in the future, whether or not now known, against any Buyer Released Party with respect to any matter related to the Buyer Released Obligations (the “Buyer Released Claims”).

(c) Buyer and the Group Companies acknowledges that they may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Buyer Released Claims, but they hereby expressly agree that, on and as of the Closing, such Party shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Buyer Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.

6.13. Further Assurances. From and after the Closing Date, at Buyer’s reasonable request and expense, each of the Sellers and the Sellers’ Representative shall execute and deliver such instruments of conveyance and transfer and take such other actions necessary in order to (a) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to Buyer of the Shares, (b) convey, transfer to and vest in Buyer and to put Buyer in possession and operating control of all or any part of the Group Companies, and (c) give effect to the transactions contemplated hereby.

ARTICLE VII.

INDEMNIFICATION

7.1. Survival of Representations. The representations and warranties contained herein shall survive the Closing Date until twelve (12) months thereafter; provided, however, that (i) the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Subsidiaries), 3.3 (Authorization), 3.4 (Capitalization), 4.1 (Authorization), 4.2 (Title to the Shares), 4.8 (Accredited Investor), 4.9 (Acquisition for Investment), 4.10 (Disclosure), 4.11 (Restricted Securities), 4.12 (No General Solicitation), 5.1 (Organization) and 5.2 (Authorization) shall survive in perpetuity, (ii) Section 3.19 (Intellectual Property) shall survive the Closing Date until one (1) year following the first commercial sale of the Development Product and

(iii) Sections 3.11 (Taxes), 3.23 (No Broker), 4.7 (No Broker) and 5.7 (No Broker) shall survive the Closing Date until sixty days following the expiration of any applicable statute of limitations (including any extensions thereof). Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 7.1, and if such notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein shall not be affected by any investigation conducted with respect to, or any knowledge (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

7.2. Indemnification.

(a)(i) Subsequent to the Closing, subject to the provisions of this Article VII, including the limitations described below in Section 7.5, each of Buyer and its respective Affiliates (including, after the Closing, the Group Companies) and each of its and their respective officers, directors, employees, stockholders and agents (the “Buyer Indemnified Parties”) shall be indemnified and reimbursed by the Sellers severally (in accordance with their respective Pro Rata Percentages) from and against any and all damage, claim, loss, cost, liability or expense, including interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action (collectively, “Damages”) incurred by such Buyer Indemnified Party that arise out of (v) any breach of any representation or warranty made by the Company in Article III; (w) any failure to perform any covenant or obligation made by the Company in this Agreement; (x) any Pre-Closing Taxes; or (y) any Buyer Indemnified Party’s enforcement of its rights under this Section 7.2(a)(i).

(ii) Subsequent to the Closing, subject to the provisions of this Article VII, including the limitations described below in Section 7.5, the Buyer Indemnified Parties shall be indemnified and reimbursed by the Sellers, severally and not jointly, from and against any and all Damages incurred by such Buyer Indemnified Party that arise out of (x) any breach of any representation or warranty made by such Seller in Article IV; (y) any failure to perform any covenant or obligation made by such Seller in or pursuant to this Agreement; or (z) any Buyer Indemnified Party’s enforcement of its rights under this Section 7.2(a)(ii).

(iii) Subsequent to the Closing, subject to the provisions of this Article VII, including the limitations described below in Section 7.5, Buyer shall indemnify and reimburse each Seller and its respective Affiliates and each of its and their respective officers, directors, employees, stockholders and agents (the “Seller Indemnified Parties” and collectively with the Buyer Indemnified Parties, the “Covered Parties”) from and against any and all Damages asserted against, suffered, sustained, accrued or incurred by such Seller Indemnified Party arising out of (x) any breach of any representation or warranty made by Buyer in Article V; (y) any failure to perform any covenant or obligation made by Buyer in or pursuant to this Agreement; or (z) any Seller Indemnified Party’s enforcement of its rights under this Section 7.2(a)(iii).

(b) The term “Damages” as used in this Article VII is not limited to matters asserted by third parties against the Covered Parties, but includes Damages actually incurred or sustained by such persons in the absence of third-party claims, and payments by a Covered Party shall not be a condition precedent to recovery, and shall be net of any insurance proceeds or other recoveries actually received that relate to the event giving rise to such Damages. Notwithstanding the foregoing, the term “Damages” shall not include any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity, except, in each case, for any such damages awarded to a third party in third-party claims.

7.3. Notice of Claims. Any Covered Party seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 7.1 above, give to the Party which is obligated pursuant to this Article VII to provide indemnification as set forth herein (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification shall be sought shall be given promptly after the action or suit is commenced; and provided further that failure to give such notice shall not affect such Covered Party’s right to indemnification hereunder except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.

7.4. Third Person Claims. If a claim by a third Person is made against a Covered Party, and if such party intends to seek indemnity with respect thereto under this Article VII, such Covered Party shall promptly notify the Indemnifying Party in writing of such claims, setting forth such claims in reasonable detail. The Indemnifying Party shall have twenty (20) days following receipt of such notice to deliver to the Covered Party a written acknowledgement that such claim is an indemnifiable claim under this Article VII, that it shall undertake, conduct and control (in accordance with the terms hereof), through counsel of their own choosing and at their own expense, the settlement or defense thereof, and the Covered Party shall cooperate with them in connection therewith; provided, that, the Covered Party may participate in such settlement or defense through counsel chosen by such Covered Party and paid at its own expense, provided further that, if in the reasonable opinion of counsel for Indemnifying Party, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Covered Party, the Indemnifying Party shall be responsible for reasonable fees and expenses of one counsel to such Covered Party in connection with such defense. The Covered Party shall not pay or settle any such claim without the consent of the Sellers’ Representative with respect to claims where the Sellers are the Indemnifying Party and Buyer where Buyer is the Indemnifying Party. If the Indemnifying Party does not deliver to the Covered Party a written acknowledgement that such claim is an indemnifiable claim under this Article VII within such twenty (20) days, the Covered Party shall have the right to undertake the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Covered Party, enter into any settlement that is not exclusively monetary paid entirely by the Indemnifying Party and does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Covered Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control any claim relating to Taxes of Buyer or its Subsidiaries, or the Group Companies for any Tax period ending after the Closing Date and shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability of Buyer or its Subsidiaries, or the Group Companies for Taxes for any Tax period (or portion thereof) after the Closing Date, without the prior written consent of Buyer.

7.5. Limitations on Indemnity; Payments Out of Subsequent Consideration.

(a) Notwithstanding anything expressed or implied in this Article VII to the contrary, no Covered Party shall be entitled to make a claim for indemnification pursuant to Sections 7.2(a)(i)(v), 7.2(a)(ii)(x) or 7.2(a)(iii)(x) of this Agreement unless and until the aggregate of all Damages suffered by such Covered Party hereunder exceeds $1,000,000 (the “Deductible Amount”), at which point the Covered Party shall only be entitled to indemnification for amounts in excess of the Deductible Amount. Notwithstanding the foregoing, no Deductible Amount shall apply to (i) the Company’s representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.11 and 3.23 hereof (ii) any Seller’s representations and warranties set forth in Sections 4.1, 4.2, 4.7, 4.8, 4.9, 4.10, 4.11, and 4.12 hereof, or (iii) Buyer’s representations and warranties set forth in Sections 5.1, 5.2 and 5.7.

(b) In the event of a claim for indemnification or reimbursement under Section 7.2(a)(i), the amount of the related Damages (after taking into account the limitations of Section 7.5(a)) shall be paid pursuant to and solely by means of deductions, first, from the Escrow Account and then, to the extent that the amount of the Damages are in excess of the amount available in the Escrow Account or the Escrow Agreement has terminated pursuant to its terms, as an offset against the Subsequent Consideration payments, if any, when payable; provided that with respect to claims for indemnification pursuant to Section 7.2(a)(i)(v), Damages shall be indemnifiable up to an aggregate maximum amount of $20,000,000 (which amount shall include all deductions from the Escrow Account and offsets against Subsequent Consideration payments); provided, further, however, with respect to claims related to breaches of Seller’s representations and warranties set forth in Section 3.4, Damages shall be indemnifiable up to an aggregate maximum amount (after taking into account all other claims for indemnification under this Agreement) of up to the aggregate consideration paid by Buyer to the Sellers, and Buyer may seek recovery directly against each Seller up to an amount (after taking into account all other claims for indemnification under this Agreement) equal to the portion of the aggregate consideration paid by Buyer to such Seller pursuant to this Agreement.

(c) In the event of a claim for indemnification or reimbursement under Section 7.2(a)(ii), the amount of the related Damages (after taking into account the limitations of Section 7.5(a)) shall be paid directly from the applicable Seller. In addition, Buyer may choose to deduct from the Escrow Amount up to such Seller’s share of the Escrow Amount as set forth on Exhibit 2.3(c) or withhold from the Subsequent Consideration payable to such Seller, if any, up to such Seller’s share of the Subsequent Consideration as set forth on Exhibit 2.3(c). Each Seller’s liability for payments pursuant to Section 7.2(a)(ii)(x) shall be limited to an aggregate amount (after taking into account all other claims for indemnification under this Agreement) equal to the portion of the aggregate consideration received by Seller pursuant to this Agreement.

(d) In the event of a claim for indemnification or reimbursement under Section 7.2(a)(iii), the amount of the related Damages (after taking into account the limitations of Section 7.5(a)) shall be paid directly by Buyer. Buyer’s liability for payments pursuant to Section 7.2(a)(iii)(x) shall in no event exceed the Transaction Consideration that would have been paid absent such breach.

(e) Notwithstanding anything herein to the contrary, in all cases determining whether there has been a breach of a representation or warranty for purposes of Section 7.2(a)(i)(v), 7.2(a)(ii)(x) or 7.2(a)(iii)(x), or in determining the amount of any Damages with respect to such breach, such representations and warranties (other than the representations and warranties in Sections 3.6(x), 3.7, 3.9, 3.17 and 3.24) shall be read without regard to any materiality qualifier (including, without limitation, any reference to Material Adverse Effect) contained therein.

(f) To the extent permitted by Applicable Law, any payment made by a Person indemnifying a Covered Party pursuant to this Article VII shall be treated on the Parties’ Tax Returns as an adjustment to the Transaction Consideration for all Tax purposes.

(g) Any payment of Damages made pursuant to this Article VII shall be paid by the Indemnifying Party without reduction for any tax benefits available to the Covered Party. To the extent that the Covered Party recognizes tax benefits as a result of any payment of Damages made pursuant to this Article VII, the Covered Party shall pay the amount of such tax benefits (but not in excess of such payment of Damages made pursuant to this Article VII) to the Indemnifying Party as such tax benefits are actually recognized by the Covered Party. For this purpose, the Covered Party shall be deemed to recognize a tax benefit with respect to a taxable year if, and to the extent that, the Covered Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the payment of Damages made pursuant to this Article VII from all taxable years, exceeds the Covered Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the payment of Damages made pursuant to this Article VII for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

7.6. Remedies. The remedies in this Article VII shall be the sole and exclusive remedies of the Parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no Party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent actual fraud is proven on the part of a Party by another Party hereto or such rights, claims, causes of action or remedies may not be waived under Applicable Law.

ARTICLE VIII.

MISCELLANEOUS

8.1. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns, in accordance with the terms hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void, except that (a) Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that is wholly-owned directly by Buyer without the consent of the Parties hereto, but no such assignment shall relieve Buyer of its rights, interests and obligations under this Agreement, (b) Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that will acquire substantially all of Buyer’s assets by merger, stock purchase, asset purchase or otherwise without the consent of the Parties hereto, but no such assignment shall relieve Buyer of its rights, interests and obligations under this Agreement, and (c) each Seller may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Person in connection with a Permitted Transfer without the consent of the Parties hereto, but no such assignment shall relieve such Seller of its rights, interests and obligations under this Agreement related to the Subsequent Consideration; provided, however, no Seller may assign its rights under Section 6.5. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

8.2. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party to the other shall be in writing and delivered in person or by courier, by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

If to Buyer:

Clovis Oncology, Inc.

2525 28th Street, Suite 100

Boulder, CO 80301

Attn: Patrick J. Mahaffy

Fax: (303) 245-0361

With a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: William H. Gump

                 Thomas Mark

Fax: (212) 728-8111

If to the Company prior to the Closing:

EOS (Ethical Oncology Science) S.p.A

Via Monte di Pieta n. 1/A

20121 Milano

Attn: Silvano Spinelli

Fax: +39 02 87391617

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

Four Embarcadero Center

San Francisco, CA 94111-5994

Attn: Michael J. Kennedy and Jeffrey C. Wolf

Fax: (415) 616-1448

If to the Sellers’ Representative:

Sofinnova Capital V FCPR

c/o Sofinnova Partners SA

Immeuble le Centorial

16-18 rue du Quatre-Septembre

75002 Paris, France

Attn: Antoine Papiernik and Monique Saulnier

Fax: +33 1 53 05 41 29

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

Four Embarcadero Center

San Francisco, CA 94111-5994

Attn: Michael J. Kennedy and Jeffrey C. Wolf

Fax: (415) 616-1448

and

Nixon Peabody

401 9th Street NW

Washington, DC 20004-2128

Attn: John C. Partigan

Fax: 866-947-3586

Any Party may, from time to time, by notice pursuant to this Section 8.2, designate any other address to which any such notice to such Party shall be sent; provided that any such notice shall be deemed to have been delivered upon receipt.

8.3. Choice of Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of New York, as applied to agreements among New York residents entered into and wholly to be performed within the State of New York (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

8.4. Entire Agreement; Amendments and Waivers. This Agreement, together with the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer and the Sellers’ Representative. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.4 shall be void. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

8.5. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6. Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable the Parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable that achieves the original intent of the Parties as closely as possible. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all Parties hereto.

8.7. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.8. Schedules. The schedules and the exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

8.9. No Third Party Beneficiaries. Except as provided in Section 6.8, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

8.10. Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages or posting bond with respect thereto.

8.11. No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.12. Expenses. Except as otherwise specifically provided in this Agreement, (a) Buyer shall pay its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (b) the Sellers shall pay their own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, and (c) the aggregate Transaction Expenses of the Group Companies due and payable prior to the Closing which remain unpaid at the Closing shall be paid by Buyer.

8.13. Arbitration.

(a) Each of the Parties agrees that any claims, disputes or disagreements arising under, or in connection with this Agreement including without limitation the construction, performance or breach of this Agreement will be referred exclusively to, and shall be finally settled by, a tribunal of arbitrators which will apply the Rules of the International Chamber of Commerce (ICC) which are deemed to form part of this Agreement.

(b) There shall be three arbitrators, one selected by the party initiating the arbitration (either Sellers’ Representative on behalf of Sellers or Buyer, as applicable) in the request for arbitration, the second selected by mutual agreement of the other party (either Sellers’ Representative on behalf of Sellers or Buyer, as applicable) within 20 days of the delivery of the request for arbitration, and the third (who shall act as chairperson of the arbitration tribunal) selected by the two party appointed arbitrators within 20 days of the selection of the second arbitrator. In the event that the respondent fails to select an arbitrator, or if the two party appointed arbitrators are unable or fail to agree upon the third arbitrator, the International Court of Arbitration of the International Chamber of Commerce shall designate the remaining arbitrator(s) required to comprise the tribunal. The claimant in the arbitration shall provide a copy of the request for arbitration to the respondent at the time such request is submitted to the Secretariat of the International Chamber of Commerce.

(c) The place of arbitration shall be London, United Kingdom. The language of the arbitral proceedings and of all submissions and written evidence shall be English; provided, however, that a Party, at its expense, may provide for translation or simultaneous interpretation into a language other than English.

(d) The arbitrators shall issue an award within nine months of the submission of the request for arbitration of any dispute.

(e) It is expressly understood and agreed by the parties that the rulings and award of the tribunal shall be conclusive and binding on the parties, their successors and permitted assigns. Judgment on the award rendered by the tribunal may be entered in any court having jurisdiction thereof.

(f) The parties agree that any arbitration shall be conducted in a confidential manner. The parties shall (i) not publicly disclose any information regarding the arbitration or any award issued in the arbitration, except as may be required by Applicable Law; and (ii) keep all material used or exchanged in the arbitration confidential and agree that any such material shall be used solely for the purposes of the arbitration, and shall not be used for any business, commercial, competitive or other purpose.

(g) The party that does not prevail in the arbitration proceeding shall pay the arbitrator’s fees and any administrative fees of arbitration.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

CLOVIS ONCOLOGY, INC.
By:	/s/ Patrick J. Mahaffy
Name:	Patrick J. Mahaffy
Title:	President and Chief Executive Officer

EOS (ETHICAL ONCOLOGY SCIENCE) S.P.A.
By:	/s/ Silvano Spinelli
Name:	Silvano Spinelli
Title:	Chief Executive Officer

Luxcapital V. S.a.r.l.

By:	/s/ Antoine Papiernik
Name:	Antoine Papiernik
Title:	Managing Partner of Sofinnova Partners

Cooperatieve Aescap Venture I U.A. (cooperative association)

By:	/s/ Domenico Valerio
Name:	Domenico Valerio
Title:	Authorized Signatory

Principia S.g.r. - Società di gestione del risparmio S.p.A.

By:	/s/ Roberto Mazzei
Name:	Roberto Mazzei
Title:	Chairman
/s/ Silvano Spinelli
Name:	Silvano Spinelli
/s/ Maria Gabriella Camboni
Name:	Maria Gabriella Camboni
/s/ Ennio Cavalletti
Name:	Ennio Cavalletti
/s/ Huh Hoyoung
Name:	Huh Hoyoung
/s/ Jacques Theurillat
Name:	Jacques Theurillat
/s/ Roberta Cereda
Name:	Roberta Cereda

SELLERS’ REPRESENTATIVE:

SOFINNOVA CAPITAL V FCPR

By:	Sofinnova Partners SAS

By:	/s/ Antoine Papiernik
Name:	Antoine Papiernik
Title:	Managing Partner of Sofinnova Partners